UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12

MERCANTILE BANCORP, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Mercantile Bancorp, Inc.
200 North 33rd Street
Quincy, IL 62301
April 17, 2009
Dear Stockholder:
          You are cordially invited to attend the annual meeting of stockholders of Mercantile Bancorp, Inc., to be held at Mercantile Bank, located at 200 North 33rd Street, Quincy, Illinois, on Monday, May 18, 2009, commencing at 2 p.m., local time. The business to be conducted at this meeting is described in the accompanying notice of annual meeting and proxy statement and includes the following items:
1.	Election of the eight directors of our Company, each to hold office until the 2010 annual meeting of the stockholders;

2.	Ratification of the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2009; and

3.	Transaction of such other business as properly may come before the meeting.
          In addition, there will be an opportunity to meet with members of senior management and review the business and operations of our Company. Your Board of Directors joins with me in urging you to attend the meeting and recommends you vote “FOR” items 1 and 2. Whether or not you plan to attend the meeting, however, please sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may also vote via the internet or telephone, which methods are explained in more detail in the proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it is exercised, and it will not be used if you attend the meeting and prefer to vote in person.

Sincerely yours,

Ted T. Awerkamp President and Chief Executive Officer

Mercantile Bancorp, Inc.
200 North 33rd Street
Quincy, Illinois 62301
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2009
          NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Mercantile Bancorp, Inc., a Delaware corporation, will be held at Mercantile Bank, located at 200 North 33rd Street, Quincy, Illinois, on Monday, May 18, 2009, commencing at 2 p.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:
1.	To elect the eight directors of our Company, each to hold office until the 2010 annual meeting of the stockholders and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

2.	To ratify the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2009; and

3.	To transact such other business as properly may come before the meeting.
          Our Board of Directors has fixed the close of business on April 13, 2009 as the record date for determination of the stockholders entitled to notice of, and to vote at, the annual meeting.
          All stockholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, our Board of Directors solicits you to sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may also vote via the internet or telephone, which methods are explained in more detail in the proxy statement. You may revoke your proxy in the manner described in the proxy statement before it is exercised, and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important, and all stockholders are urged to be present in person or by proxy.

By Order of the Board of Directors

Ted T. Awerkamp President and Chief Executive Officer
April 17, 2009
Quincy, Illinois
PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT PRIOR TO THE MEETING.

Mercantile Bancorp, Inc.
200 North 33rd Street
Quincy, Illinois 62301

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2009

INTRODUCTION
          The Board of Directors of Mercantile Bancorp, Inc. (the “Company”) solicits your proxy for use at the annual meeting of stockholders to be held on Monday, May 18, 2009, and at any adjournment or adjournments thereof. The annual meeting will commence at 2 p.m., local time, and will be held at Mercantile Bank, located at 200 North 33rd Street, Quincy, Illinois.
          Our Company is a multi-bank holding company based in Quincy, Illinois. Through our majority-owned subsidiaries, now consisting of three banks in Illinois and one bank in each of Missouri, Kansas and Florida, the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. Those banking organizations are Mercantile Bank, Marine Bank & Trust and Brown County State Bank, all in Illinois; HNB Financial Services, Inc., sole shareholder of HNB National Bank, in Missouri; Mid-America Bancorp, Inc., sole shareholder of Heartland Bank, in Kansas; and Royal Palm Bancorp, Inc., sole shareholder of Royal Palm Bank of Florida. In addition, our Company maintains a Mercantile Bank branch office in Carmel, Indiana and has minority investments (less than 50% of the total voting power) in eight banking organizations in Missouri, Georgia, Florida, Colorado, California and Tennessee. More information is available on the Company’s website at www.mercbanx.com.
          Our principal executive offices are located at 200 North 33rd Street, Quincy, Illinois, 62301. This proxy statement and the enclosed form of proxy were first mailed to stockholders on or about April 17, 2009.
INFORMATION ABOUT THE MEETING AND VOTING
Purposes of the Meeting
          The purposes of the annual meeting are:
•	to elect the eight directors of our Company, each to hold office until the 2010 annual meeting of the stockholders of our Company and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

•	to ratify the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2009; and

•	to transact such other business as may properly come before the annual meeting.
Stockholders Entitled to Vote at the Meeting
          Stockholders of record of our common stock as of the close of business on April 13, 2009, are entitled to notice of, and to vote at, the annual meeting or any adjournment or adjournments thereof. As of this record date, 8,703,330 shares of our Company’s common stock, $0.4167 par value per share, were issued and outstanding. Each issued and outstanding share of common stock as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner is present in person at the meeting or represented by proxy. The Company has no other authorized series of common stock. In February 2009, the Company’s stockholders approved the creation of one or more classes of preferred stock from time to time with features that the Board of Directors determines are appropriate; however, no classes of preferred stock have been established and no shares of preferred stock have been issued as of the date of this proxy statement.

Voting by Proxy by Mail
          This proxy statement is being sent to you by our Board of Directors for the purpose of requesting that you allow your shares of common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. We urge you to complete, date and sign the enclosed form of proxy and return it promptly in the enclosed postage prepaid envelope. If you properly complete and sign your proxy card and send it to us so that it is received in time to vote, the shares represented by your proxy will be voted as you have directed. If you sign the proxy card but do not make specific voting instructions, your shares will be voted as follows:
•	“FOR” the election of the Board’s nominees for director named in this proxy statement; and

•	“FOR” ratification of the selection of the accounting firm of BKD, LLP as our Company’s independent auditors for the year ending December 31, 2009.
          If any other matter is properly brought before the annual meeting, your shares will be voted in accordance with the discretion and judgment of the appointed proxies. A stockholder who has delivered a proxy by mail may revoke it before it is exercised at the annual meeting by (a) filing written notice of revocation with the Secretary of our Company, (b) executing and delivering to the Secretary of our Company a proxy card bearing a later date, (c) appearing at the annual meeting and voting in person after notifying the Secretary in advance of your intent to vote in person, or (d) following the telephonic or internet revocation/re-voting procedures described in the section below entitled “Voting by Proxy by Telephone or Internet.”
          If you intend to revoke your proxy by filing a written notice of revocation or executing and delivering a proxy card bearing a later date, such notice or later-dated proxy must be received by the Secretary no later than 10 a.m. on Friday, May 15, 2009, in order to be valid. If you intend to appear at the annual meeting and vote in person instead of by a proxy that has already been delivered to the Company, then you must notify the Secretary no later than 10 a.m. on Friday, May 15, 2009, of your intention to attend in person and that your proxy is thus revoked. Revocations or re-voting by later-dated proxies via the internet or telephone must be made by 11:59 p.m. (central time), Saturday, May 16, 2009, in order to be effective. Any revocations or later-dated proxies received after these deadlines will be disregarded.
          Many stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner. Your broker or nominee should send you voting instructions for you to use in directing the broker or nominee on how to vote your shares. Your broker or nominee may allow you to deliver your voting instructions to them via the telephone or the internet. The Company also permits voting via the telephone or internet for record owners, as described in more detail below.
Voting by Proxy by the Telephone or Internet
          This year we are again asking our stockholders to help save the Company money by voting their proxies via the internet or telephone, rather than by return mail.
          If you are a beneficial owner, but not a record owner, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Most nominees that are institutions make internet or telephone voting options available to the beneficial owners for whom they hold shares, so please see the voting instructions from those institutions for specific information about how to vote via the internet or telephone.
          If your shares are registered directly in your name with our transfer agent, Illinois Stock Transfer Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to vote by proxy. We encourage our registered stockholders to vote:
          By internet — http://www.illinoisstocktransfer.com and click on the heading “Internet Voting”; or
          By touch-tone telephone — (800) 555-8140.

          Please have your proxy card in hand when you access the website or call the toll-free number. You will be prompted to enter your Voter Control Number, which is located just above your name on the front of the proxy card. Then you can follow the directions provided.
          If you elect to vote via the internet or telephone, only votes cast no later than 11:59 p.m. (central time) on Saturday, May 16, 2009, will be accepted. If you vote via the internet or telephone and wish to revoke your proxy or re-vote your shares by later-dated proxy, you can do so by internet or telephone using the website or telephone number listed above or by following one of the other procedures for revocation or re-voting set forth above under “Voting by Proxy by Mail,” provided that you meet the requirements and deadlines listed.
Electronic Delivery of Proxy Materials — Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 18, 2009
          This proxy statement, proxy card and our 2008 Annual Report to Stockholders are available in advance of the annual meeting in the “Investor Relations” section of our Company’s website at our website, www.mercbanx.com. Most stockholders can elect to view proxy statements and annual reports over the internet instead of receiving paper copies in the mail. Doing so will save the Company printing and mailing expense.
          If you are a stockholder of record, you may choose this option and save our Company the cost of printing and mailing these documents in the future by enrolling at any time throughout the year at www.mercbanx.com. When viewing the website, proceed to the “Investor Relations” tab and follow the enrollment instructions for “Electronic Delivery of Proxy Materials.” If, however, you hold your shares through a bank, broker, or other nominee, please refer to the information provided by that entity for instructions on how to elect to access future proxy statements and annual reports over the internet. Such an option may or may not be available to beneficial owners, depending upon the procedures followed by the bank, broker or other nominee.
          If you choose to view future proxy statements, proxy cards and annual reports over the internet, you will receive an e-mail message next year containing the internet address to access our Company’s proxy statement, proxy card and annual report. You do not have to elect internet access each year. To view, cancel or change your enrollment profile, please go to the “Investor Relations” section of our website at www.mercbanx.com. Your choice will remain in effect until you indicate otherwise. If in previous years you enrolled under www.InvestorDelivery.com (which is a former means utilized by the Company to deliver proxy materials electronically), you will need to re-enroll this year under our website to continue to obtain proxy materials electronically.
Attending the Meeting and Voting in Person
          As a stockholder, you may attend the annual meeting regardless of whether you have elected to vote your shares by proxy. If your shares are held in the name of your broker, bank or other nominee (commonly referred to as being held in “street” name), proof of your beneficial ownership may be required before you will be admitted to the meeting. Examples of proof of ownership are a recent brokerage statement or a letter from a bank or broker.
          If you attend the annual meeting and wish to vote in person (and have not already voted by proxy unless the proxy has been validly revoked), we will give you a ballot when you arrive. If you want to vote shares of common stock that are held in street name in person at the meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares and present this proxy at the meeting.
Quorum Requirement
          A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy of stockholders holding a majority of the total outstanding shares of our Company’s common stock will constitute a quorum at the annual meeting. Shares of common stock represented by a proxy that directs that the shares be voted to abstain or to withhold a vote on matters or that otherwise may not be voted on matters will nevertheless be counted in determining whether a quorum is present. Shares of common stock as to which there is a “broker non-vote” on one or more matters will be counted as present or represented at the meeting for purposes of determining a quorum, even though such shares may not and will not be voted on those matters. “Broker non-votes” are proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the broker has not received instructions as to how to vote on those proposals and does not have discretionary voting authority with respect to such proposals. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.
Required Vote to Approve Each Proposal
          Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, by stockholders entitled to vote at the annual meeting for that purpose. A “plurality” means receiving a higher number of votes than any other candidate. In other words, the eight nominees receiving the most “FOR” votes will be elected director. Stockholders can withhold authority to vote for one or more nominees for director. Votes withheld from a particular nominee may under particular circumstances have an effect on the election of directors or result in the defeat of one or more of the Board’s nominees if there are more nominees for Board seats than there are seats to be filled at the election. Each outstanding share of common stock is entitled to one vote on each director position to be filled at the meeting. Stockholders do not have cumulative voting rights in the election of directors, meaning they cannot aggregate their votes on all seats to be filled and vote them on a lesser number of nominees or a single nominee.
          Ratification of Auditors. The affirmative vote of a majority of the votes cast is required for the ratification of the selection of BKD, LLP as our independent auditors for the year ending December 31, 2009. Any stockholder represented in person or by proxy at the meeting and entitled to vote on the subject matter may elect to abstain from voting on this proposal. If so, such abstention will not be counted as a vote cast on the item and, therefore, will not have the same effect as a vote against ratification. Similarly, a decision by a stockholder not to attend the meeting or be represented by proxy will also not have the same effect as a vote against this proposal.
          Other Matters. The affirmative vote of a majority of the votes cast on any other matter is required for the approval of any such other matter as properly may come before the annual meeting or any adjournment thereof, unless the Company’s certificate of incorporation or bylaws or applicable law requires otherwise. Provided there is a quorum of stockholders present in person or by proxy, stockholders not attending the meeting, by proxy or in person, or stockholders who are present in person or by proxy but who elect to abstain from the vote will not have the same effect as a vote against the proposal.
          Effect of Broker Non-Votes. As previously stated, broker non-votes are proxies submitted by brokers that are not voted for some or all of the proposals because the broker has not received instructions as to how to vote on those proposals and does not have discretionary voting authority with respect to such proposals. Although such broker non-votes count for purposes of determining a quorum, broker non-votes do not count as shares represented in person or by proxy and entitled to vote on the proposals for which the broker does not have discretionary authority to vote and has not received instructions on how to vote. Therefore, with respect to any proposals requiring the affirmative vote of a majority of the votes cast, in person or by proxy at the meeting (such as Item 2 in this proxy statement) or a plurality of the votes cast in person or by proxy (such as Item 1 in this proxy statement), broker non-votes will have no effect upon the outcome of the vote. With respect to any proposals requiring the affirmative vote of a designated percentage of all outstanding shares entitled to vote or of a quorum (there are no such proposals for the 2009 annual meeting), broker non-votes would be the equivalent of a vote “AGAINST” such proposals.
Solicitation of Proxies
          Our Board of Directors is making this solicitation of proxies for the annual meeting. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, e-mail, facsimile transmission or personally by directors, officers, employees or agents of the Company or its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and the Company will pay their reasonable out-of-pocket expenses. The Company has engaged the Illinois Stock Transfer Company to act as its transfer agent, and the Company will thus bear any costs related to the transfer agent’s services.
          A list of stockholders entitled to vote at the annual meeting will be available for examination at least ten days prior to the date of the annual meeting during normal business hours at the principal place of business of the Company located at 200 North 33rd Street, Quincy, Illinois. The list also will be available at the annual meeting.

ITEM 1
ELECTION OF DIRECTORS
The Board of Directors
          The first item to be submitted to a vote at the annual meeting is the election of eight directors of the Company, each to serve for a term of one year to expire at the 2010 annual meeting of stockholders. Our Board of Directors currently consists of eight members, as follows: Ted T. Awerkamp, Dan S. Dugan, Michael J. Foster, William G. Keller, Jr., Frank H. Musholt, Dennis M. Prock, Walter D. Stevenson III and James W. Tracy.
          Upon the recommendation of the Nominating/Corporate Governance Committee, the Company’s Board of Directors has nominated five of the current directors, specifically directors Awerkamp, Foster, Keller, Prock and Tracy, for reelection to the Board at the 2009 annual meeting. In addition, the Board has nominated three individuals, Julie A. Brink, Alexander J. House and James Senty, to be elected for the first time to the Board. Each of these new nominees was recommended to the Committee by a different stockholder in early 2009.
          Current directors Dugan, Musholt and Stevenson will be completing their current terms and then retiring from the Company’s Board at the meeting, upon the election of their successors. It is anticipated, however, that each will continue to serve for some period of time as a director of Mercantile Bank and further that Mr. Dugan will be appointed to serve as a nonvoting, advisory director to the Company’s Board after the 2009 annual meeting.
          Unless authority to vote for the nominees or a particular nominee is withheld, all shares represented by properly executed proxies in the form enclosed will be voted for the election of these eight nominees as directors. In the event that one or more of the nominees should become unavailable for election prior to the meeting, the shares represented by properly executed proxies in the enclosed form will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for all nominees or for the particular nominee who has ceased to be a candidate has been withheld. Each of the nominees has indicated his or her willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election.
          The Board of Directors recommends unanimously that you vote “FOR” the election of Ted T. Awerkamp, Julie A. Brink, Michael J. Foster, Alexander J. House, William G. Keller Jr., Dennis M. Prock, James Senty and James W. Tracy as directors.
Information on Directors and Nominees
          The following table sets forth certain information with respect to each current director of the Company who has been re-nominated and each person newly nominated by the Board of Directors for election as a director at the annual meeting.

		Position	Company
Name	Age	With our Company	Director Since
Ted T. Awerkamp	51	President and CEO, Director	1994

Julie A. Brink	40	New Nominee

Michael J. Foster	61	Director	2003

Alexander J. House	51	New Nominee

William G. Keller, Jr.	60	Director	1983

Dennis M. Prock	54	Director	2006

James Senty	73	New Nominee

James W. Tracy	54	Director	2007

     The business experience during at least the last five years of each current director and each person nominated by the Board of Directors is as follows:
          Ted T. Awerkamp was named President and Chief Executive Officer of the Company as of March 1, 2007. Prior to that date, he served as Vice President and Secretary of the Company (since 1994) and as President and CEO of Mercantile Bank (since 2005). He served as Executive Vice President and Chief Operating Officer of Mercantile Bank from 1993 to 2005. Prior to 1993, he served as Vice President of Mercantile Bank and as President, Chief Executive Officer and a director of the former Security State Bank of Hamilton (now merged with Marine Bank & Trust). Mr. Awerkamp has been a member of the Board of Directors of the Company and Mercantile Bank since 1994 and is the Chairman of the Board of Mercantile Bank. Mr. Awerkamp is also a director of the following subsidiaries of the Company: Marine Bank & Trust, Brown County State Bank, HNB Financial Services, Inc. (and its subsidiary HNB National Bank), and Royal Palm Bancorp, Inc. (and its subsidiary Royal Palm Bank of Florida, both of which he is Chairman).
          Julie A. Brink is Vice President and Secretary of R.L. Brink Corp., which is engaged in heavy construction and concrete and asphalt production, and Vice President and Secretary of Thompson, Inc., an interstate trucking company. She has been employed in various capacities by R.L. Brink Corp. since 1990. Both businesses are headquartered in Quincy, Illinois. She is also Vice President of Leeser TX, Inc., an interstate trucking company located in Palmyra, Missouri. Ms. Brink is a new nominee for director of the Company.
          Dan S. Dugan is the Chairman of the Board of the Company, a position he has held since 1983. He also serves as a consultant to the Company. He retired as President and CEO of the Company on February 28, 2007, after serving in such positions since 1983. He was also President and CEO of Mercantile Bank from 1980 to 2005 and Chairman of the Board of Mercantile Bank from 1980 to February 2007. Mr. Dugan is also a director of the following subsidiaries of the Company: Mercantile Bank, Mid-America Bancorp, Inc. (and its subsidiary Heartland Bank), HNB Financial Services, Inc. (and its subsidiary HNB National Bank), and Royal Palm Bancorp, Inc. (and its subsidiary Royal Palm Bank of Florida).
          Michael J. Foster is a retired agribusiness executive. He was President of ADM Alliance Nutrition, Inc. (“ADM Alliance”), a subsidiary of Archer-Daniels-Midland Company, from 1998 through 2004. ADM Alliance is headquartered in Quincy, Illinois, and manufactures and sells livestock feeds nationally and internationally. Mr. Foster has served as a director of the Company and of Mercantile Bank since 2003.
          Alexander J. House is President of Mid-America Carbonates, LLC, which has corporate offices in Quincy and operations in southern Illinois. The company is engaged in the milling and marketing of calcium carbonate, a high purity limestone, for industrial applications. Prior to 2006, Mr. House was President of Quincy Carbonates, Inc., a firm also engaged in the mining, milling and marketing of calcium carbonate. Mr. House is a new nominee for director of the Company.
          William G. Keller, Jr., is a partner with the law firm of Schmiedeskamp, Robertson, Neu & Mitchell LLP, located in Quincy, Illinois, which acts as outside counsel to the Company and its subsidiaries. Mr. Keller has been a director of the Company since 1983 and Mercantile Bank since 1982.
          Frank H. Musholt is Vice President and General Manager of Hollister-Whitney Elevator Corporation (“Hollister-Whitney”), a manufacturer and seller of elevators and elevator equipment. He has also served as the Secretary and Treasurer of Hollister-Whitney since 1969. Mr. Musholt has been a director of the Company and Mercantile Bank since 1984.
          Dennis M. Prock is chairman of the board and founder of For Your Convenience, one of the largest distributors of convenience store equipment in the country, which since 1986 has manufactured millwork, walk-in coolers and graphics for major convenience store chains across America. Mr. Prock has been chairman of For Your Convenience since 1986 and served as its President from 1986 to 2004. From 1995 through 2002, he also served as President of Huck Store Fixture Co. in Quincy, Illinois. Mr. Prock is involved in numerous business enterprises in Missouri and Illinois. Mr. Prock has been a director of the Company and Mercantile Bank since 2006 and serves as a director of the Company’s subsidiary Royal Palm Bancorp, Inc. (and its subsidiary Royal Palm Bank of Florida).

          Walter D. Stevenson III is a retired physician in Quincy, Illinois, and the former president of the Quincy Medical Group, a multi-specialty medical group located in Quincy. Dr. Stevenson has been a director of the Company since 1983 and of Mercantile Bank since 1976.
          James Senty has been engaged for many years as a shareholder, officer and director of various financial institutions and natural gas distribution companies. He has been a shareholder, director and Chairman of The Park Bank located in Madison, Wisconsin, since 1976 and Deerfield Financial Corp. in Deerfield, Wisconsin, since 1979. He has been a shareholder, officer and director of Midwest Gas Companies, Inc., La Crosse, Wisconsin, since 1960 and an officer and director of Tru-Gas of Florida of Melbourne, Florida, since 1975. He has served as a trustee and Chairman of the State of Wisconsin Investment Board in Madison since 2001, and was a shareholder, officer and director of Midwest Securities Insurance Co. located in LaCrosse from 1975 to 2006, and a director and Chairman of Western Gas Resources, Inc., a Fortune 400 company, headquartered in Denver, Colorado, from 1988 to 2005. Mr. Senty is a new nominee for director of the Company.
          James W. Tracy is Senior Vice President and General Counsel of Dot Foods, Inc., headquartered in Mt. Sterling, Illinois, a redistributor of food products from manufacturers to distributors throughout the United States. He has served Dot Foods, Inc. since 1980 and, prior to taking his current position in 2002, he was Senior Vice President of Operations. Mr. Tracy has been a director of the Company’s subsidiary Brown County State Bank since 2000 and a director of the Company and Mercantile Bank since 2007.
          There is no arrangement or understanding between any director or nominee and the Company or any other person pursuant to which such director was selected as a director as of the date of this proxy statement. However, the Company and Great River Bancshares, Inc. (“Great River”), its primary lender, have an agreement in principle that in the future the Company and Great River will enter into an amendment to the Company’s loan documents with Great River that will obligate the Company to take all action necessary to appoint R. Dean Phillips or his nominee to the Company’s Board of Directors. The parties anticipate this amendment to the Company’s loan documents with Great River will be executed by the parties in the near future. See the section entitled “Certain Relationships and Transactions” beginning on page 36.
ITEM 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
          The second item to be submitted to a vote at the meeting is the ratification of the selection of our independent auditors. The Audit Committee of our Board of Directors has selected the independent certified public accounting firm of BKD, LLP as our Company’s independent auditors to audit the books, records and accounts of our Company for the year ending December 31, 2009. Stockholders will be asked to ratify this decision.
          BKD, LLP has served as our Company’s independent auditors since 2001. A representative of BKD, LLP is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
          Submission of the selection of the independent auditors to the stockholders for ratification is not required by the Company’s certificate of incorporation, bylaws or applicable law. Nevertheless, the Board of Directors believes it is appropriate to give stockholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the stockholders’ vote at the meeting but may take the stockholders’ vote into account in future determinations regarding the retention of an independent auditor. Also, submission of the matter to the stockholders this year will not limit the authority of the Audit Committee to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated.
          Additional information relating to the independent auditor and the work of the Audit Committee is set forth below under the heading “Audit Committee Report and Independent Auditor Information.”
          The Board of Directors recommends unanimously that you vote “FOR” ratification of the selection of BKD, LLP.

CORPORATE GOVERNANCE
     The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Company’s executive officers and other key employees, by reviewing materials provided to them and by participating in meetings of the Board and its committees.
     The Board of Directors believes that the purpose of corporate governance is to ensure that we protect stockholder value through appropriate policies and procedures governing management functions of the Company. The Board has adopted corporate governance practices, which the Board and senior management believe promote this purpose. The Board and, in particular, its Nominating/Corporate Governance Committee periodically review these governance practices, both in light of prevailing good corporate governance practices generally and for purposes of ensuring compliance with the rules and listing standards of NYSE Amex, the stock exchange on which the Company’s common stock is listed for trading, and the regulations of the Securities and Exchange Commission.
Director Independence
     The Board has determined that a majority of the current directors, all three new director nominees, and all current members of the Nominating/Corporate Governance, Compensation, and Audit Committees are “independent” for purposes of Section 802 of the NYSE Amex Company Guide. Specifically, the Board has determined that the following current directors and/or director nominees are independent: Michael J. Foster, Frank H. Musholt, Dennis M. Prock, Walter D. Stevenson III, and James W. Tracy (directors) and Julie A. Brink, Alexander J. House and James Senty (new nominees). The Board based these determinations primarily on its review of the responses of these individuals to questions regarding their personal history, their business and professional relationships with the Company as well as those of their families and their business affiliates, and other relationships they may have with management.
     In making determinations of independence, the Board uses the definition of “independent” provided in Section 803 of the NYSE Amex Company Guide, including the objective measures of director independence established in that section. In applying this NYSE Amex definition of independence, the Board considers a wide range of subjective factors, including the following: personal relationships between the director and Company management, business relationships between the Company and the director (including the latter’s immediate family members and controlled business interests) that do not exceed the dollar thresholds automatically resulting in loss of independence under the NYSE Amex guidelines but that nevertheless may be significant to one or both parties, and other relationships between the director and the Company or its management that may affect independent judgment. Chief among these other relationships are customer relationships that a director may have with the Company.
     Generally, the Board does not believe that the mere existence of a traditional customer relationship between a director (including the director’s immediate family and controlled business interests) and the Company, where, for example, the director is a borrower, depositor or trust customer of the Company, will jeopardize the independence of the director, except in cases where the dollar amount of the relationship or account in question is extraordinarily large or where the particular relationship or account is experiencing significant difficulties.
     In reviewing the independence of the current directors and nominees, the Board determined that none of these individuals, directly or through their families or controlled companies, had an extraordinarily large or troubled customer relationship of any kind with the Company or its banks although several maintain deposit accounts of various types with us and/or have personal or corporate loans from us of a non-troubled nature. Moreover, none of the individuals deemed independent had any non-customer business relationships with us at all, directly or indirectly through their families or controlled businesses. Finally, none of the individuals deemed independent had personal ties to Company management that were considered by the Board to be so material as to compromise his independence.
     In reaching its determination regarding the independence of Mr. Senty, the Nominating/Corporate Governance Committee and Board considered additional factors. Mr. Senty was nominated for election as a director by R. Dean Phillips (the Company’s largest stockholder and owner of Great River Bancshares, Inc., the Company’s primary lender). Until recently, Mr. Senty was a trustee of several trusts for the benefit of family members of Mr. Phillips. On February 13, 2009, Mr. Phillips, Mr. Senty as the trustee of such trusts, and other persons, filed a Schedule 13D with the Securities and Exchange Commission, reporting the group’s collective ownership of their shares of the Company’s common stock. On April 9, 2009, Mr. Senty resigned as trustee of the trusts and, consequently, is no longer a reporting person under the Schedule 13D. See Note 3 under the section entitled “Ownership of Common Stock by Management and Principal Stockholders” on page 34 for more information about the trusts and the Schedule 13D. In view of Mr. Senty’s resignation as trustee of the trusts, the absence of other business relationships between him and Mr. Phillips, and Mr. Senty’s significant experience with financial institutions and other businesses (including publicly traded companies), the Board and Committee concluded Mr. Senty was independent.
     The directors and/or nominees who were determined not to be independent were Mr. Awerkamp, because he is a current executive officer of the Company; Mr. Dugan, because he has been an executive officer of the Company within the last three years; and Mr. Keller, because of the extent of his law firm’s representation of the Company.
Executive Sessions of Independent Directors
     The Company’s Corporate Governance policies require the Board to provide for regular executive sessions including only independent directors. At least once a year, the Board holds an executive session including only independent directors. In 2008, all but one of the independent directors attended the executive session. In addition, the Board’s three principal committees, Nominating/Corporate Governance, Compensation and Audit, consist of only independent directors, and the chairmanship of these committees rotates among those directors. Therefore, each meeting of these committees permits the independent directors to address Company business in executive session to the extent desired, and each independent director has a significant role in setting committee agendas and conducting committee meetings.
Information Concerning the Board and Committees of the Board
Board Meetings; Attendance Record
          In 2008 our Board of Directors held 12 regular meetings and three special meetings. Each director attended at least 75% of the regular and special meetings of the Board during the year and at least 85% of the meetings of committees of the Board on which he served (in each case for the period during which he served), except for Frank H. Musholt who attended 66% of the total number of board meetings and meetings of the committees on which he served. Our directors discharge their responsibilities throughout the year, not only at Board and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to our Company.
          Our directors are expected to attend our annual meeting of stockholders absent a compelling reason, such as a family or medical emergency, but we do not otherwise have a policy regarding such attendance. All directors were present at the annual meeting of the stockholders held in May 2008. The Board of Directors typically holds its annual organizational meeting immediately following the annual meeting of stockholders, which facilitates the directors’ ability to attend the annual meeting of stockholders.
Board Committees
          Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. There currently are no other standing executive or other committees of our Board, or committees performing similar functions. The Board has determined that the current members of all three committees are “independent” under the guidelines set forth in the NYSE Amex Company Guide. The members and duties of each of these committees are described briefly below. A more complete description of each Committee’s functions is provided in its charter which is available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com.
          Audit Committee. The Audit Committee consists of Messrs. Foster, Prock and Musholt and Dr. Stevenson. The Committee acts on behalf of the Board in reviewing the financial statements of the Company and in approving and overseeing the relationship between the Company and its independent auditor. In addition to monitoring the scope and results of audit and non-audit services rendered by our independent auditor, the Committee reviews the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities. The Committee also performs other duties, including oversight of our whistle-blowing policy and review and approval of certain related party transactions. The Board of Directors has determined that each member of the Committee, in addition to qualifying as “independent” under Section 802 of the NYSE Amex Company Guide, also qualifies as “independent” under the more stringent requirements set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “1934 Act”) and Section 803 of the NYSE Amex Company Guide, both of which are applicable to audit committee members. Each member also has been deemed to qualify as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission. The Audit Committee met four times during 2008.
          Compensation Committee. The members of the Compensation Committee are Messrs. Foster, Prock, Musholt and Tracy. The Compensation Committee has the responsibility to make certain determinations regarding executive compensation, and to review and make recommendations to the Board of Directors generally regarding our executive compensation program, as well as the compensation of our directors. Among other tasks, the Committee sets annual performance targets under our Incentive Compensation Plan and oversees plan payments if targets are met. For more information on the executive compensation program, see the section entitled “Compensation Discussion and Analysis” beginning on page 17. The Compensation Committee met 14 times during 2008.
          Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee consists of Messrs. Foster, Prock and Tracy and Dr. Stevenson. The Committee is responsible for the director nomination process, including evaluating and recommending director nominees and appointments to Board committees, and overseeing the identification and evaluation of candidates for nomination. The Committee also is charged with developing and recommending a set of corporate governance principles applicable to the Company, and identifying other corporate governance issues for the Board. The committee held three meetings during 2008.
          Any stockholder desiring a paper copy of the charter for any of these committees may obtain one by making a written request to the Corporate Secretary at the following address: Mercantile Bancorp, Inc., 200 North 33rd Street, Quincy, Illinois 62301, Attention: Corporate Secretary.
Compensation Committee Interlocks and Insider Participation
          At December 31, 2008, members of the Compensation Committee were Directors Foster, Musholt, Prock and Tracy. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding executive compensation. No member of the Committee in 2008 was, or had ever been, an officer or employee of the Company or any of its subsidiaries, or had any substantial business dealings with the Company. In addition, no “compensation committee interlocks” existed during fiscal year 2008, that is, no member of our Compensation Committee or the Board was an executive officer of another publicly traded company on whose compensation committee or board any of our executive officers served.
Stockholder Communications with Directors
          Our policy is to forward to our directors any stockholder correspondence we receive that is addressed to them. Stockholders who wish to communicate with our Board or individual directors may do so by sending their comments in writing addressed to the Board or to the individual director or directors at our headquarters at 200 North 33rd Street, Quincy, Illinois 62301. Stockholders wishing to submit candidates for nomination or election as directors of our Company or wishing to submit other proposals for consideration by our stockholders at the annual meeting should review the information set forth below under the headings “Nomination of Directors; Stockholder Access to Process” and “Stockholder Proposals for the Annual Meeting.”
Code of Ethics Applicable to Directors, Officers and Employees
          We have adopted a Code of Ethics for directors, officers and employees including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. A copy of this Code of Ethics was filed as an exhibit to the Company’s Annual Report on Form 10-K and is available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com. Any substantive amendments to this Code, or any waivers from the Code granted for any director or senior officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions, will be disclosed in a report on Form 8-K filed with the SEC.

Nomination of Directors; Stockholder Access to Process
Nomination Process
          On an annual basis, the Nominating/Corporate Governance Committee of the Board makes recommendations to the full Board on individuals it believes should be nominated for director, including, if appropriate, re-nomination of incumbent directors, accompanied by key factors underlying its recommendations. If it so chooses, the Committee may include with its recommendations a report on other candidates considered by it but not recommended for nomination, including candidates the Committee believes should be given serious consideration for nomination in future time periods as well as candidates considered by the Committee that were deemed unsuitable for nomination. The Committee will include in its report any suggestions received from stockholders on nominees and its reaction to such suggestions. The full Board reviews and discusses the Committee’s recommendations and report, and then determines the slate of nominees to be submitted by the Board for stockholder approval at the ensuing annual meeting.
          To the extent vacancies in the Board arise between annual stockholders’ meetings or the Board determines to expand the number of directors between annual meetings, the Committee will be expected to prepare an ad hoc review and recommendation of suitable candidates for appointment to the vacant or newly created directorships, utilizing a process similar to that undertaken by it in connection with elections of directors at annual meetings. Thereafter, the full Board will review the Committee’s recommendations and make the final determination on appointment of appropriate persons to the new directorships on an interim basis.
Identification of Candidates
          On an ongoing basis, the Nominating/Corporate Governance Committee identifies and reviews possible candidates for director and, if appropriate, conducts inquiries into the backgrounds and qualifications of candidates. The Committee may identify candidates as a result of suggestions received by it from Committee members, other directors, or Company officers or search firms retained by the Committee. In addition, the Committee considers any suggestions on director candidates that may be received from stockholders from time to time, subject to the Company’s procedures for stockholder submission of candidates as described below.
Director Qualifications
          The Committee and the full Board believe that the Board should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, have knowledge and experience that may be useful to our Company. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business. In accordance with its charter, the Nominating/Corporate Governance Committee has identified the following additional attributes as desirable for its directors: knowledge of the banking industry; financial expertise; experience in the management or leadership of a substantial private business enterprise or educational, religious or not-for-profit organization; and such other professional experience that the Committee determines may be helpful on the Board. The Committee also considers a candidate’s relationships with customers and potential customers and, for those candidates who are also customers, the nature, dollar amount and history of the candidates’ customer relationship with the Company. In identifying director candidates, the Committee makes every effort to ensure that the Board and its committees will include the required number of independent directors, as that term is defined by NYSE Amex and the SEC. In determining whether an incumbent director should be retained and stand for re-election, the Committee considers the quality of the director’s past service to the Company, including the director’s attendance record at meetings. The Company has no mandatory retirement age for directors.
Stockholder Submission of Candidates to Committee for its Consideration and Possible Nomination
          Any stockholder wishing to submit the names of one or more individuals for consideration in future years by the Nominating/Corporate Governance Committee and the full Board as nominees for director of the Company must follow the Company’s procedures for stockholder submission of candidates, as formulated by the Committee and approved by the Board. A copy of these procedures can be found on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com. There is no assurance that the Committee will act within any specified time period in response to stockholder suggestions or that candidates or their proponents will be entitled to make a presentation to the Committee or receive any formal Company or Committee decision.

Direct Nomination of Candidates by Stockholders at Annual Meeting
          In addition to submitting names of potential candidates for director to our Nominating/Corporate Governance Committee for possible consideration by the Committee and our Board in their annual selection of director nominees, stockholders may desire to act directly to place a candidate’s name in nomination for election as director at an annual meeting. Any stockholder wishing to do so, however, must comply with our bylaw provision governing direct nominations by stockholders. Under our bylaw, any stockholder who wishes to place a name directly in nomination for election as director at an annual meeting must, among other things, give advance notice to our Corporate Secretary at our principal executive offices not less than 120 days prior to the anniversary of the previous year’s annual meeting of stockholders nor more than 180 days prior to such anniversary date (unless the calendar day of the current year’s annual meeting is more than 30 days before or after the calendar day of the previous year’s annual meeting, in which case the Board of Directors will establish a different and more suitable deadline for notices). The notice deadline for the 2009 annual meeting was January 19, 2009. For a direct stockholder nomination to be considered at the 2010 annual meeting, notice must be received not later than January 19, 2010, and not earlier than November 19, 2009. In the event that the date of the upcoming annual meeting is changed by more than 30 days from the prior year’s annual meeting, the Board of Directors will establish a different and suitable deadline date for notices. To obtain a copy of the relevant bylaw, please contact the Corporate Secretary. The bylaw provision is also available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com. The Company is not obligated to include in its proxy materials information regarding candidates expected to be nominated by stockholders.
Stockholder Proposals for the Annual Meeting
Stockholder Submission of Proposals to be Included in the Company’s Proxy Statement
          If a stockholder wishes to have a particular proposal considered by the Board for inclusion in the Company’s proxy statement for an annual meeting, the stockholder must satisfy the requirements established by the Securities and Exchange Commission in its proxy rules for such proposals. SEC Rule 14a-8 requires that any stockholder wishing to submit such a proposal must submit it in writing to the Company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year’s annual meeting, unless the upcoming annual meeting is to be held on a calendar day that is more than 30 days before or after the calendar day of the prior year’s annual meeting (in which case, the Board will separately establish the deadline date for such submissions). The deadline for stockholder proposals for the 2009 annual meeting has passed. Stockholders who wish to submit proposals for inclusion in the Company’s proxy statement for next year’s annual meeting (in 2010) must deliver such proposals to our Corporate Secretary on or before December 18, 2009. The written notice must clearly identify the proposal, contain a brief supporting statement and all required information about the proposing stockholder, and otherwise meet the SEC’s rule. Please note the Company has the right to exclude proposals that do not satisfy the requirements of applicable law.
          Proposals should be addressed to: Mercantile Bancorp, Inc., 200 North 33rd Street, Quincy, Illinois 62301, Attention: Corporate Secretary.
Direct Submission of Proposals by Stockholders for the Annual Meeting
          Stockholders who meet certain requirements set forth in our bylaws may be in a position to submit a personal proposal directly to an annual meeting of stockholders for consideration by the stockholders, even if the stockholder does not wish to submit such proposal to the Board of Directors for inclusion in the Company’s proxy statement. Of course, any stockholder directly submitting a proposal at an annual meeting is unlikely to be in a position to secure the stockholder vote required for approval of such proposal, unless the submitting stockholder separately solicits from the Company’s stockholders proxies in favor of such proposal, which may be an expensive process and is regulated by the SEC’s rules. Under our bylaws, any stockholder may submit such a proposal for presentation at an annual meeting by delivering a written notice to the Corporate Secretary that complies with the requirements in our bylaws regarding such proposals, including the deadline for delivering such notice, the contents of the notice and the subject matter of the proposal. For such a stockholder proposal to qualify for presentation at next year’s annual meeting (in 2010), the Company must receive the proposal no later than December 18, 2009. The deadline has already passed for direct submission of stockholder proposals for this year’s annual meeting.

          To obtain a copy of the relevant section of the bylaws, please contact the Corporate Secretary. The provision is also available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com.
          Proposals should be addressed to: Mercantile Bancorp, Inc., 200 North 33rd Street, Quincy, Illinois 62301, Attention: Corporate Secretary.
AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR INFORMATION
Audit Committee Report
          The Audit Committee of the Board of Directors submits the following annual report. The Committee currently consists of four directors, each of whom is independent as defined in the NYSE Amex listing standards and the rules and regulations of the Securities and Exchange Commission defining independence of audit committee members, and each of whom has been determined by the Board of Directors to be an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.
          The Committee assists the Board of Directors in fulfilling its oversight role relating to the Company’s financial statements and the financial reporting process, including the system of disclosure controls and internal controls and procedures. Its duties include approving the engagement of the independent auditor annually, reviewing the independent auditor’s qualifications, independence and performance, and monitoring the internal audit function. The Board of Directors has adopted and annually reviews the Committee’s charter, which sets forth these and the Committee’s other duties in detail. The charter is available on the Company’s internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com.
          The Committee has reviewed and discussed, both with management and with BKD, LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for December 31, 2008. Management has the responsibility for the preparation of the Company’s consolidated financial statements and for assessing the effectiveness of internal control over financial reporting. The independent registered public accounting firm has the responsibility for the audit of the consolidated financial statements and the audit of management’s assessment. The independent registered public accounting firm reports directly to the Committee, which meets with them on a regular basis and in separate executive sessions when appropriate.
          The Committee has discussed with BKD, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications”).
          The Committee approved the engagement of BKD, LLP as its independent registered public accounting firm for 2008 and 2009, as well as the scope of their engagement for each year. In this context, the Committee has received from BKD, LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” relating to auditor independence, and has discussed with BKD, LLP the firm’s independence. The Committee has also considered whether the provision by BKD, LLP of non-audit services to the Company is compatible with BKD, LLP’s independence and concluded such services are compatible.
          Based upon the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
Committee Members:
Michael J. Foster, Chairman
Frank H. Musholt
Dennis M. Prock
Walter D. Stevenson III

Principal Accounting Fees and Services
          The following table presents fees billed for professional audit services rendered by BKD, LLP for the audit of our Company’s annual financial statements for 2007 and 2008, and fees billed for other services rendered by BKD, LLP during such years.

Type of Fee	2007	2008
Audit Fees (1)	$254,800	$275,800
Audit-Related Fees (2)	36,900	40,000
Tax Fees (3)	32,400	45,700
All Other Fees	0	0

Total	$324,100	$361,500

(1)	Audit Fees, including out-of-pocket costs, are for the audit of the Company’s financial statements for the years ended December 31, 2007 and 2008. Also included are the fees related to the preparation of reports filed by the Company with the SEC under section 13(a) of the 1934 Act (e.g., annual reports on Form 10-K, quarterly reports on Form 10-Q).

(2)	Audit-Related Fees include the aggregate fees and out-of-pocket costs paid by us to BKD, LLP during 2007 and 2008 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in Audit Fees, including a separate profit-sharing plan audit.

(3)	Tax Fees include the aggregate fees paid by us to BKD, LLP during 2007 and 2008 for professional services rendered for tax compliance, tax advice and tax planning.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
          Pursuant to its charter, the Audit Committee is responsible for reviewing and approving, in advance, the engagement of our independent auditor and any permissible non-audit engagement or relationship between our Company and its independent auditors. In addition to approving our engagement of BKD, LLP to conduct the audit of our Company in each of the last three years, the Audit Committee has approved each permissible non-audit engagement or relationship between our Company and BKD, LLP entered into since January 1, 2008. The percentage of audit-related fees, tax fees and all other fees that were approved by the Audit Committee for fiscal year 2008 equaled 100% of the total fees incurred. We have been advised by BKD, LLP that substantially all of the work done in conjunction with its audit of our financial statements for the most recently completed fiscal year was performed by permanent full-time employees and partners of BKD, LLP.

COMPENSATION OF DIRECTORS
          The following table sets forth for the year ended December 31, 2008 the compensation paid to each director of the Company other than directors who were executive officers whose compensation is included in the Summary Compensation Table for executive officers on page 24.
Compensation of Non-Management Directors

	Fees Earned or Paid in	All Other Compensation
Name	Cash ($)	($)	Total ($)
Dan S. Dugan	0	75,000(1)	75,000
Michael J. Foster	39,000	0	39,000
William G. Keller, Jr.	0	0	0
Frank H. Musholt	39,000	0	39,000
Dennis M. Prock	48,000	0	48,000
Walter D. Stevenson III	39,000	0	39,000
James W. Tracy	48,300	0	48,300

(1)	Amount consists of consulting fees paid to Mr. Dugan pursuant to his consulting agreement with the Company. See “Certain Relationships and Transactions — Arrangements with Retiring Director and Former CEO Dugan.”
          All of the directors of the Company in 2008 also served as directors of the Company’s principal subsidiary bank, Mercantile Bank. Certain directors also served as directors of other direct or indirect subsidiaries of the Company. Mr. Prock served as a director of Royal Palm Bancorp, Inc. (and its subsidiary Royal Palm Bank of Florida), Mr. Tracy served as a director of Brown County State Bank (“Brown County”), and Mr. Dugan served as a director of Mid-America Bancorp, Inc. (and its subsidiary Heartland Bank), HNB Financial Services, Inc. (and its subsidiary HNB National Bank), and Royal Palm Bancorp, Inc. (and its subsidiary Royal Palm Bank of Florida). No other director of the Company in 2008, other than Mr. Awerkamp, served as a director of any other subsidiary of the Company in 2008.
          Directors’ fees for service on the Board of Directors of the Company or any subsidiary of the Company are reviewed and, if appropriate, adjusted annually by the board of the respective entity. Directors’ fees are established as an annual amount, which is then paid in cash to the director in twelve (12) equal installments, except for Royal Palm Bancorp, Inc. and Royal Palm Bank of Florida, which pay directors for attendance at each meeting. In 2008, the annual fee amount for Company directors was $17,304, and the annual fee amount for Mercantile Bank directors was $21,696. In 2008, Royal Palm Bancorp, Inc. and Royal Palm Bank of Florida paid Mr. Prock $9,000 in directors’ fees, and Brown County paid Mr. Tracy $9,300 in directors’ fees. No additional fees are paid to directors for their service on committees of any board. No directors’ fees are paid to directors who are also executive officers of the Company or to other non-independent directors, including Mr. Dugan and Mr. Keller, who receive directly or indirectly regular compensation from the Company for services rendered. For 2009, upon the recommendation of the Compensation Committee, the directors’ fees have remained the same.
          In 2008, no director, other than Messrs. Awerkamp, Dugan and Keller, received any compensation from the Company or its subsidiaries other than directors’ fees for services rendered on the boards of directors of such entities.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Officers
          Executive officers of our Company are appointed by the Board of Directors and serve at the discretion of the Board. The following are the current executive officers of our Company.

Name	Age	Position
Ted T. Awerkamp	51	President and CEO
Michael P. McGrath	54	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Daniel J. Cook	53	Executive Vice President and Chief Investment Officer
          There is no arrangement or understanding between any executive officer and any other person pursuant to which such executive officer was selected as an officer, except for the employment and other arrangements described in this proxy statement.
Compensation Discussion and Analysis
          General. In this Compensation Discussion and Analysis, references to “Committee” are to the Compensation Committee of our Company’s Board of Directors, which has general responsibility for the establishment, direction and administration of all aspects of our executive compensation program. As discussed above under the heading “Corporate Governance—Information Concerning the Board and Committees of the Board,” the Committee currently is composed of four independent directors, none of whom is an officer or employee of our Company or any subsidiary bank. We use the term “Executives” to refer to the executive officers of the Company listed above.
          This Compensation Discussion and Analysis has been prepared by management of the Company. The Company is responsible for this Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Committee. However, the Committee has reviewed and discussed the Analysis with management and has submitted a Report hereon which immediately follows this Analysis.
          Overall Compensation Policy. Our Company’s executive compensation policy is premised upon two basic goals: (1) to attract and retain qualified individuals who provide the skills and leadership necessary to enable our Company and its subsidiary banks to achieve earnings growth, capital compliance and return on investment objectives, and (2) to create incentives for those individuals to achieve Company and individual performance objectives through the use of performance-based compensation measures. The Company also has a goal of creating a mutuality of interest between executive officers and stockholders through compensation structures that correlate a material portion of executive compensation with stockholder returns. Our incentive plan provides a clear and effective method for motivating our Executives to achieve financial results that will drive share value, to the benefit of the stockholders.
Overview of Executive Compensation Components
          In 2008, our compensation program for the Executives consisted of several compensation components, which are identified in the following paragraphs and discussed individually in more detail below. In determining the structure and levels of each element of executive compensation, the compensation package is considered in total, rather than any one element in isolation. As more fully described in the ensuing sections of this Analysis, the ultimate determination of each element of executive compensation is a subjective process in which many factors are considered, including our Company’s and/or subsidiary banks’ performance and the individual Executive’s specific responsibilities, historical and anticipated personal contribution to our business, and length of service with our Company or subsidiary banks.

          The following are the material elements of the compensation program for our Executives:
•	A base salary;

•	Annual incentive compensation;

•	Retirement benefits; and

•	Change-in-control protections.
          Each of these elements is described in more detail under “Components of Compensation,” below. We also provide various health and welfare benefits to the Executives on the same basis as apply to all salaried employees, as well as modest perquisites and personal benefits to assist the Executives in performing their functions. The perquisites and benefits are discussed in the Summary Compensation Table on page 24 and footnotes to the table.
Use of Consultants; Market Data
          In recent years, we have used compensation consultants occasionally to assist management, the Committee and the Board in refining and updating our compensation program and plans, not only for the Executives, but for all employees. Some of these consultants have been asked to review and make recommendations on only selected aspects of compensation; others were instructed to review and comment upon our executive compensation program as a whole.
          In December 2007, the Compensation Committee engaged Frederic W. Cook & Co., Inc. of Chicago, Illinois (“Cook & Co.”), to provide a comprehensive review of the compensation practices and programs for all employees of the Company and compensation levels for the Company’s senior management, including the Executives. The consultant’s duties also included an internal review of the Company’s compensation practices and programs for effectiveness and alignment with the Company’s business strategy, as well as external benchmarking against practices in relevant markets.
          In performing its review, which occurred in the first quarter of 2008, Cook & Co. selected, and compared the Company with, 18 similarly situated bank holding companies. The comparison companies were publicly traded, classified as regional banks, thrifts or mortgage finance institutions, and headquartered in the Midwest (sixteen companies) or Florida (two companies). The median of assets among the companies was $1.5 billion. Our Company was determined to be in the middle of the group in terms of size and performance although the Company’s total shareholder returns over the past several years were above the 75th percentile of the group.
          The consultant’s findings and recommendations are discussed throughout this Analysis. Among the consultant’s recommendations was the adoption and implementation of an equity incentive plan to provide equity-based, long-term incentives to our key employees including the Executives. The Company presented an equity incentive plan to stockholders for consideration in May 2008, but it was not approved.
          At the Committee’s request, Cook & Co. provided supplemental advice to the Committee through July 2008 regarding issues raised during its review earlier in the year. Although the Company has not engaged a compensation consultant since the 2008 review by Cook & Co., we expect to continue to utilize the services of compensation consultants on a regular basis in future years.
          Also in 2008, as in prior periods, we conducted our own internal review of executive compensation practices at a peer group of 27 similarly sized bank holding companies located in the Midwest, with particular focus on total dollar amounts of compensation and the mix of compensation paid by our peers to various levels of executives. In preparing this internal review, we used executive compensation information obtained from SNL Financial, a national information specialist for the financial services sector. On the basis of our internal review, we concluded that total compensation received by our Executives as a group in preceding years was largely in line with the average for our peer group, and that our mix of compensation was similar to our peer group, except for the absence of equity-based, long-term incentive compensation, which is a common feature of compensation packages among publicly traded financial institutions.
Mix of Pay
          We believe that the combination of base salary and annual incentive compensation utilized by us in recent periods provides a suitable and effective program for compensating and incentivizing our Executives, to the benefit of our Company and our stockholders, although we continue to believe that the addition of an equity-based compensation feature would improve the overall mix. The Committee and the Board believe that designating a portion of executive compensation to be at risk (the annual incentive compensation piece) advances the interests of our stockholders: we must perform satisfactorily as an organization, exceeding clear and objective financial benchmarks, in order for annual incentive compensation to be paid to any Executive, and then individual performance and the Executive’s personal contribution to our Company’s and/or subsidiary banks’ success is factored in to determine precisely how much annual incentive compensation each Executive receives.
Components of Compensation
          Base Salary. Base salary compensates for sustained performance in the executive function. It is a standard compensatory element. The base salary for each Executive is reviewed at each year-end in comparison to the previous year’s salary. In determining whether to adjust base salary levels, recommendations and subjective assessments of individual performance by members of management other than the individual officer in question are taken into account. In addition, the performance of our Company and the subsidiary banks is considered. Based primarily upon a subjective analysis of our Company’s financial performance during the period since the last salary increase, the Company concluded not to increase base salaries for the Executives in 2009. In this regard, the analysis of performance included a review of our Company’s earnings and return on equity for the prior year. The factors impacting base salary levels are not independently assigned specific weights. Rather, all of these factors are reviewed, and specific base pay recommendations are made that reflect an analysis of the aggregate impact of these factors. Principal factors underlying the Committee’s salary determinations at year-end 2008 were the Company’s overall performance in 2008, the general economic conditions, and the difficulties facing financial institutions in particular. The base salaries currently receivable by our Executives are $325,000 for Mr. Awerkamp, $185,000 for Mr. Cook and $185,000 for Mr. McGrath. For all of the foregoing reasons, we believe that base pay levels for the Executives are within a range that is appropriate and sufficient.
          Annual Incentive Compensation. Our basic annual incentive compensation component at present is our Incentive Compensation Plan. This is an annual incentive plan, involving establishment on an annual basis of financial targets for the Company which, if met, may result in cash payments to Executives and other key employees. Until 2007, the incentive plan was not a comprehensive uniform plan for all senior management; rather the Committee, with input from management, established the financial targets at the beginning of each year as a series of separate targets for the different executives, and then provided a cash payout at year-end for each executive if his target level of performance had been exceeded. The amount of the payment usually was based on some other objective standard, such as a percentage of the executive’s base salary. The plan, as applied until 2007, was divided into a series of separate arrangements and had operated with only a minimum of flexibility and discretion; selected financial measures, benchmark targets and the calculation of year-end cash payouts were largely objective. The plan was never submitted to a stockholder vote because deductibility of plan payments under Section 162(m) of the Internal Revenue Code was not (and still is not) an issue given the conservative levels of compensation we have traditionally paid our executives.
          In early 2007, after weighing the recommendation of its compensation consultants, the Committee, with the approval of the Board of Directors, determined to amend the Incentive Compensation Plan, both by formalizing the plan and by expanding the range of financial targets that the Committee would be able to utilize when making annual plan awards to executives. The plan as amended has both an objective test feature and a discretionary, subjective feature for determining plan payments in any year. Under the objective feature, there is a two-step formula for establishing annual awards. The Committee must first make a determination as to which performance criterion or criteria will be so-called “threshold performance triggers” for individual executives or groups of executives (“triggers”). If the trigger or triggers are not met, then the executive(s) will receive no year-end payments under the objective feature and the analysis ends without proceeding to the second step of the formula. If the trigger or triggers are met, then the executive(s) will receive a year-end payment, the total amount of which may increase depending upon the outcome at year-end under the second step. Under the second step, the Committee must determine which additional factors, so-called “key performance factors” (“factors”), will apply to awards for the year to the executive or group of executives and, together with the “trigger,” affect the ultimate amount of any payments. In identifying triggers and factors, the Company will compare its performance against the performance of a peer group of bank holding companies for the ensuing year, as reported after the conclusion of the year by the Federal Reserve Board’s Division of Banking Supervision and Regulation in its year-end Bank Holding Company Performance Report (the “BHC Report”). In addition, the Company may choose to compare the total annual return on its stock price to the performance of the banks and bank holding companies included in the American Community Bankers NASDAQ index (“ACBQ”). The ACBQ is the most broadly representative stock index for the community bank segment of the banking industry.

          Peer group ratio averages documented in the BHC Report serve as a frame of reference for evaluating the financial condition and actual performance of the Company relative to other bank holding companies with similar characteristics. This information serves as a benchmark against which the Company’s balance sheet structure and earnings can be evaluated. The 2008 BHC Report compared the performance of the Company to Peer Group Number 3, which consisted of 293 U.S. bank holding companies with consolidated assets between $1 billion and $3 billion. A peer group average for a financial ratio is the arithmetic mean of the ratio values calculated for all bank holding companies in the selected peer group subject to upper and lower exclusion limits. That is, to reduce the influence of erroneous or atypical data on peer group ratio averages, values falling above the 95th and below the 5th percentiles for the peer group are excluded from the calculation of the peer group average.
          As a final step under the objective feature of the plan, the Committee assigns a weight to each trigger (in the first step) and key factor (in the second step), the total of which must equal 100%. All triggers and factors, and their weighting, are established typically late in the first quarter or early in the second quarter of each fiscal year. If any factor is not met, the weight of that factor is added to the weight of each other performance factor that is also not met for the year and the total percentage is then deducted from the executive’s objective determinant of plan payment, i.e., the maximum percentage of his base salary that the executive is entitled to receive if all triggers and factors are met for the year. In 2008, the Executives’ employment agreements were amended to increase the maximum percentage of base salary that the Executives are entitled to receive as payments under the objective feature if all triggers and key factors are met.
          The following paragraphs illustrate how the triggers and factors impacted the determination of awards under the plan in 2008 for each Executive. The trigger for all the Executives was the Company’s achieving a return on equity equal to or exceeding the lesser of 9.6% or 96% of the return on equity reported in the BHC Report (which was 2.72% for 2008). The trigger was weighted at 20%. Their key performance factors were (a) net interest margin ratio equal to or exceeding the lesser of 3.25 or 90% of such ratio reported in the BHC Report (which was 3.60 for 2008) (weighted at 15%), (b) the ratio of total non-interest expense to average assets equal to or less than the greater of 2.65 or 93% of such ratio reported in the BHC Report (which was 2.99 for 2008) (weighted at 15%), (c) the ratio of total non-interest income to average assets equal to or exceeding the lesser of 0.95 or 100% of such ratio reported in the BHC Report (which was 0.91 for 2008) (weighted at 25%), and (d) total annual return on stock price that is both positive and equals or exceeds such return reported in the ACBQ (which was (19.57)% for 2008) (weighted at 25%).
          Because the Company, like many other financial institutions, suffered substantial deterioration in its asset quality in 2008, especially in the fourth quarter, the Company failed to achieve positive net income for the year 2008 and thus failed to satisfy the specified trigger for payouts to Executives under the plan for 2008. As a consequence, even though the Company did satisfy at least one of the key factors for 2008 (the non-interest expense factor with a superior 2.97% ratio), there were no payments of annual incentive compensation to the Executives under the objective feature of the plan for 2008.
          The plan as amended also permits the Committee to make additional, discretionary awards to Executives, to reflect individual performance or other significant corporate achievements even if no awards are authorized or granted under the objective feature of the plan. The plan thus gives the Committee a degree of discretion over plan awards without undercutting the importance of objective performance targets selected in advance. Due to the extent of difficulties experienced by the Company in 2008, there were also no awards to Executives under the plan’s discretionary feature for 2008.
          After completing its first quarter 2008 compensation review, our consultant found the Incentive Compensation Plan good overall but made some recommendations for improving the plan relative to the Executives, which recommendations were incorporated into the plan as described above and as applied currently.
          The Committee anticipates establishing the 2009 trigger and factors under the Plan, and their weighting, in the second quarter of 2009.
          Retirement Benefits. Our retirement benefits provide post-retirement security to all eligible employees, including our Executives. There are two sources of retirement benefits covering one or more of our current Executives, as follows:

•	Our tax-qualified retirement plan (the Profit-Sharing Plan and Trust), which covers all eligible employees and is described briefly in the Narrative following the “Summary Compensation Table” below; and

•	A salary continuation agreement that the Board of Directors, with the Committee’s approval, extended to President and CEO Ted T. Awerkamp in 1994, under which, following his retirement, Mr. Awerkamp will receive cash payments in addition to those received by him under the qualified plan; more information is provided about these payments in the “Pension Benefits” table below as well as the Narrative following the table.
          Upon recommendation of Cook & Co. after its first quarter 2008 review, the Board and Committee considered and approved changes to the retirement benefits. First, the Company amended its Profit-Sharing Plan and Trust to provide a Company match of employee contributions up to three percent of the employees’ eligible compensation; however, the Company retains the discretion to make additional Company contributions tied to profitability year to year. The Company’s match contributions vest over a three-year period. Second, the Company and Mr. Awerkamp amended his salary continuation agreement to reduce the vesting age to his current age (51) from age 55 for an involuntary termination without cause, including disability, and for a change-in-control termination (formerly, there would have been no benefits under these circumstances). If Mr. Awerkamp terminates voluntarily before the age of 55, the vesting age would remain at age 55. Also, the Company updated the benefits under the salary continuation agreement to reflect Mr. Awerkamp’s current pay level. Formerly, the benefits were based on his pay level in 1994 plus a projection of adjustments since that time, which projection was no longer consistent with actual pay levels. See the description of Mr. Awerkamp’s salary continuation agreement, as amended, under the section below entitled “Pension Benefits.”
          We believe the combination of these retirement benefits, as amended, adequately provides for the security of our Executives following their cessation of service, such that their efforts can be directed solely to the success of the Company in their pre-retirement years.
          Change-in-Control Protections. A component of executive compensation is the additional income security we provide to our management team in the event the Company undergoes a change in control and the Executives are thereafter dismissed or de facto dismissed by reason of their demotion or reassignment to remote locations. The employment agreements with all three of our current Executives contain a change-in-control provision giving them such security. Under this provision, if during the term of the agreement the Company is the subject of a “change in control” (as defined in the agreement) and subsequently the Executive either (i) is terminated by the Company without cause or (ii) terminates his own employment following a post-change-in-control decrease in salary, demotion in position or relocation to a remote place of business, the Executive will be entitled to receive a lump sum cash payment in an amount equal to 250% (for Mr. Awerkamp) or 200% (for Messrs. McGrath and Cook) of the sum of (x) his current base salary at the time of termination plus (y) the amount of his payment, if any, under the Incentive Compensation Plan for the most recently completed fiscal year of the Company.
          We believe that providing this protection to our Executives upon a change in control of the Company is in the stockholders’ best interest because doing so serves to maintain a stable executive team during a change-in-control process and incentivizes management to explore, when appropriate, possible transactions involving a sale or other change in control of the Company, to the benefit of our stockholders. Under this provision in the employment agreements, the triggering of a payment requires both a change in control of the Company and the Executive’s loss of position. The structure of the provision lessens the likelihood that any payment made thereunder to an Executive will exceed the ceiling established under Section 280G of the Internal Revenue Code on the tax deductibility of such payments. Also, the Company is not obligated under the agreements to make any “tax gross-up” payments to taxing authorities on behalf of the Executives of amounts they would otherwise be required to pay individually with respect to payments they may receive following a change in control and termination of their employment.
          For further information on the Executives’ employment agreements, see the discussion under the heading, “Employment and Other Compensatory Agreements with the Executives — Employment Agreements” on page 29.
          Mr. Awerkamp may also be entitled to receive payments in the event of a change in control under his salary continuation agreement. For more information regarding these payments, see the discussion under the heading “Potential Payments to Executives upon Termination or Change in Control,” below.

          Regulatory Parameters. On March 17, 2009, the Company entered into a Memorandum of Understanding (“MOU”) with the Federal Reserve Bank of St. Louis (the “FRBSL”). Under the terms of the MOU, the Company will pay no salaries, bonuses and other compensation to the Executives without the prior written approval of the FRBSL. Based on correspondence with the FRBSL, the Company understands that the current compensatory arrangements with the Executives (and other insiders) have been properly approved by the FRBSL, but that payment of any other salary amounts, bonuses or other compensation out of the ordinary course of past business would require prior written approval by the FRBSL. An MOU is characterized by regulatory authorities as an informal action that is neither published nor made publicly available by the agencies and is used when circumstances warrant a milder form of action than a formal supervisory action, such as a cease and desist order.
Procedure for Determining Executive Compensation
          Committee and Board Roles, Generally. The Committee oversees and reviews all aspects of the Company’s executive compensation program, including welfare and personal benefits, at least annually, during its year-end meeting if not before, and often examines specific compensation issues during the year, if and as appropriate. Its fundamental goal is to ensure that overall compensation levels and incentive opportunities are competitive and reflect the performance of the Company and its subsidiary banks as well as performance of the individual executive officer. Types and amounts of compensation paid to the executives in preceding years have some effect on the Committee’s compensation decisions for subsequent years, but are less important than current and desired future Company performance, retention needs and internal pay equity.
          The Board generally monitors the Committee’s functioning, and makes some decisions on executive compensation itself, such as approving any compensation agreements with, or plans or other arrangements involving, the executives. Recommendations received from compensation consultants are carefully weighed by the Committee and the Board in making their compensation determinations.
          Specific Actions for 2008 and 2009. The following outlines the executive compensation decisions made by the Committee and the Board of Directors for 2008 and 2009:
•	Annual Incentive Compensation Plan. Triggers and financial performance factors for the Executives under the objective feature of the Incentive Compensation Plan for 2008 (the 2008 awards) were recommended by the Committee at its March 31, 2008 meeting and approved by the Board at its April 15, 2008 meeting. The Committee reviewed on December 16, 2008 whether the triggers and performance factors for the Executives under the Incentive Compensation Plan for 2008 would be achieved and, because the return-on-equity trigger would not, no payments were made under the objective feature for 2008 nor were payments made under the subjective feature.

•	Amendments to Executive Employment Agreements. Amendments to the Employment Agreements for the Executives were approved by the Committee at its June 17, 2008 meeting and ratified by the Board at its meeting later that same day, subject to further legal review. The amendments reflected changes in the maximum percentage of base salary that each Executive is entitled to receive as a payment under the objective feature of the Incentive Compensation Plan if all triggers and factors are met for the year. The percentages changed from 40% to 70% for Mr. Awerkamp and from 25% to 40% for Messrs. McGrath and Cook. Our consultant had recommended an increase in the percentage based on the current mix of compensation components. Also, on December 16, 2008, the Committee approved the extension of the terms of such agreements for an additional year, which was ratified by the Board later that same day.

•	Awerkamp Salary Continuation Agreement. On July 15, 2008, the Committee approved the amendment of Mr. Awerkamp’s Salary Continuation Agreement to reduce the vesting age to his current age (51) from age 55 for an involuntary termination without cause, including disability, and for a change-in-control termination (formerly, there would have been no benefits under these circumstances). Also, the Company updated the benefits under the salary continuation agreement to reflect Mr. Awerkamp’s current pay level. Formerly, the benefits were based on his pay level in 1994 plus a projection of adjustments since that time, which projection was no longer consistent with actual pay levels. The full Board ratified the Committee’s action with respect to the amendment to the Salary Continuation Agreement at its meeting on August 21, 2008.

•	Dugan Consulting Agreement. Mr. Dugan’s Consulting Agreement was discussed by the Committee at its December 16, 2008 meeting, and a new Consulting Agreement was approved by the Board at its January 20, 2009 meeting. The term of the new Consulting Agreement with Mr. Dugan began March 1, 2009, upon the expiration of his 2008 Consulting Agreement, and continues through February 28, 2010. The terms of the new agreement are substantially similar to the terms of the 2008 agreement, except that the annual fee to be paid Mr. Dugan has decreased from $75,000 to $63,300.

•	Compensation Review. At the Committee’s meeting on December 16, 2008, the members considered various year-end compensation matters in addition to those described above, including, but not limited to, base salaries. Among other decisions, the Committee recommended no increases in salaries for the Executives, no increases in directors’ fees for service on the boards of the Company and its subsidiaries, and the provision of an annual physical health examination benefit for the Executives. The Committee also reviewed and considered triggers and factors for 2009 under the Incentive Compensation Plan although no metrics were established. The full Board ratified the decisions regarding salaries, directors’ fees, and provision of the physical health examination benefit at its meeting later that same day.
          Role of Executive Officers. Mr. Awerkamp, as the Company’s President and CEO, had substantial input at year-end 2008 into executive compensation decisions of the Committee and the Board. He participated in formulating a set of management recommendations presented to the Committee and the Board at various stages of the determination process. Mr. Awerkamp did not actively negotiate with the Company regarding the terms and conditions of the agreements entered into between the Company and the Executives, nor did he participate in discussions at the Committee or Board level regarding his own compensation arrangements generally.
          Important Corporate and Individual Factors Utilized at Year-End 2008 in Determining Executive Compensation. In making their subjective determinations each year regarding executive compensation, the Committee and the Board consider both corporate and individual performance. Corporate factors utilized at year-end 2008 included all key financial metrics, including earnings per share, net interest income, return on stockholders’ equity, return on assets, asset quality, loan growth, and trends in the foregoing measures, compared in each case to results achieved by the Company’s peer group institutions. Individual factors utilized in making year-end compensation decisions included the particular Executive’s initiation and implementation of business strategies, control and oversight of management and departmental teams, and various personal qualities, including leadership.
          The year 2008 was a difficult year for most financial institutions and the Company, like many others, suffered from significant deterioration in its asset portfolio, especially in those geographic areas served by its subsidiaries that experienced the greatest declines in property values. The Company reported a net loss of $8.8 million or $(1.01) per share for the year ended December 31, 2008, compared with net income of $10 million or $1.15 per share in 2007 (adjusted for a 3-for-2 split in December 2007). Particularly hard hit was the loan portfolio in the Company’s Florida bank, as well as participation loans in the Atlanta, Georgia market purchased by another subsidiary of the Company. A non-cash mark-to-market valuation change to several of the Company’s equity investments also contributed significantly to the Company’s loss in 2008.
          Total assets at December 31, 2008 were a record $1.8 billion compared with $1.6 billion the prior year. Loans grew from $1.2 billion at the end of 2007 to $1.3 billion as of December 31, 2008, while deposits were $1.5 billion at year-end 2008 compared with $1.3 billion at year-end 2007.
          Net interest income in 2008 totaled $43.3 million compared with $42.5 million the prior year, reflecting relative strength in the Company’s core lending business and organic growth. Provision for loan losses increased substantially to $23.8 million in 2008, compared to $3.0 million in 2007, which increase was attributable largely to the deterioration in the loan portfolios discussed above.
          Total noninterest income for 2008 was $14.0 million compared with $13.9 million the prior year. In 2008, the Company posted year-over-year growth in most categories of noninterest income, but the increases were offset by a reduction in gains on sales of equity and cost method investments, from $2.2 million in 2007 to $100 thousand in 2008.

          In view of the Company’s difficult year and continuing economic pressures forecast for the financial sector generally, the Committee and Board concluded at year end 2008 not to increase 2009 salaries for the Executives or to pay any bonuses to them under the discretionary, subjective feature of the Incentive Compensation Plan for 2008.
Report of the Compensation Committee
     The Compensation Committee of the Company has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Securities and Exchange Commission rules to be included in this proxy statement.
     Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Dennis M. Prock, Chairman
Frank H. Musholt
Michael J. Foster
James W. Tracy
Compensation Tables and Narrative Disclosure
          The following table sets forth compensation information for our Executives for services rendered to the Company and its subsidiaries in 2008, 2007 and 2006.
Summary Compensation Table

					Change in
					Pension Value
					and
					Nonqualified
				Non-Equity	Deferred
Name and				Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Compensation	Earnings	Compensation
Position (1)	Year	($) (2)	($)(3)	($) (3)	($)(4)	($) (5)	Total ($)
Ted T. Awerkamp, President and CEO (effective March 2007)	2008	325,000	0	0	24,189	28,205	377,394
	2007	310,000	30,000	74,400	20,504	44,352	479,256
	2006	219,000	0	9,720	20,000	39,029	287,749

Michael P. McGrath, Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2008	185,000	0	0	0	10,265	195,265
	2007	175,000	15,000	26,425	0	20,086	236,511
	2006	127,000	0	6,858	0	14,998	148,856

Daniel J. Cook, Executive Vice President and Chief Investment Officer	2008	185,000	0	0	0	10,265	195,265
	2007	175,000	15,000	26,425	0	20,090	236,515
	2006	140,000	0	7,560	0	22,185	169,745

(1)	Mr. Awerkamp was Vice President and Secretary of the Company during 2006. Upon Dan S. Dugan’s retirement as President and CEO on February 28, 2007, Mr. Awerkamp was promoted to President and CEO of the Company effective March 1, 2007. Mr. McGrath was Vice President and Treasurer during 2006 but has since been promoted to

Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Cook was Vice President/Investments of the Company during 2006 but has since been promoted to Executive Vice President and Chief Investment Officer.

(2)	Represents base salary paid to the Executive and, if he also served as a director of the Company or any of its subsidiaries, all directors’ fees received by him. The total directors’ fees for 2008, 2007 and 2006 were $0, $0 and $39,000, respectively, for Mr. Awerkamp. Includes amounts deferred by the Executives under the 401(k) feature of the Company’s Profit-Sharing Plan and Trust.

(3)	All cash compensation received by each Executive for 2008, 2007 and 2006 is included in the Salary column, Bonus column or Non-Equity Incentive Plan Compensation column of this table. Any payments to the Executive under the discretionary feature of the Company’s Incentive Compensation Plan are contained in the Bonus column. The payments to the Executive under the objective feature of the plan are found in the Non-Equity Incentive Plan Compensation column.

(4)	Represents amounts accrued under the salary continuation agreement (supplemental retirement payment agreements) for Mr. Awerkamp.

(5)	Represents Company contributions under the Profit-Sharing Plan and Trust (a qualified retirement plan) for the year 2008 of $10,421 for Mr. Awerkamp, $10,265 for Mr. McGrath and $10,265 for Mr. Cook. Also includes the following perquisites for the year 2008: $7,250 in country club dues and $10,534 in car lease payments for Mr. Awerkamp. No other executive received perquisites in 2008 valued at $10,000 or more.
          Narrative to Summary Compensation Table. For a further discussion of the details regarding the salary paid to each Executive, please see the section entitled “Base Salary” under “Components of Compensation” in the Compensation Discussion and Analysis on page 17. All amounts listed in the “Non-Equity Incentive Plan Compensation” column were awarded pursuant to the Company’s Incentive Compensation Plan, which is discussed in more detail in the section entitled “Annual Incentive Compensation” under “Components of Compensation” in the Compensation Discussion and Analysis on page 17.
          The amounts listed in the “All Other Compensation” column as Company contributions under the Profit-Sharing Plan consist of discretionary payments made by the Board of Directors to the account of each executive under the Mercantile Bancorp, Inc. Profit-Sharing Plan and Trust. This defined-contribution profit-sharing plan covers substantially all employees. Under the plan, the Board determines the total contribution to the plan, and then a portion of the total is allocated to each participant’s account in the same proportion that the participant’s compensation, plus the participant’s excess compensation, bears to the total compensation plus excess compensation of all participants. “Excess compensation” is defined as the portion of a participant’s compensation that exceeds his or her Social Security taxable wage base. If after the first step of the allocation process there still remains a portion of the contribution which has not yet been allocated, then the remainder will be allocated to the participant in the same proportion that the participant’s compensation bears to the total compensation of all participants. Beginning in 2009, the Plan provides that the Company will match the employees’ contributions to their accounts up to three percent of the employees’ eligible compensation, which Company match will vest over a three-year period.
          For a further discussion regarding the salary continuation agreements, which are referenced in the footnote to the “All Other Compensation” column, see the discussion under the “Pension Benefits” table on page 26.
Grants of Plan-Based Awards
          The following table sets forth the range of payments our Executives could have received under the objective feature of the Incentive Compensation Plan as established for 2008. However, no actual payments were made to the Executives for 2008 because the financial performance trigger and factors established by the Compensation Committee and Board under the plan for 2008 were not satisfied.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan
	Date	Awards (2)
Name	(1)	Threshold ($)	Target ($)	Maximum ($)
Ted T. Awerkamp		45,500	136,500	227,500
Michael P. McGrath		14,800	44,400	74,000
Daniel J. Cook		14,800	44,400	74,000

(1)	See the section entitled “Specific Actions for 2008 and 2009” under “Procedures for Determining Executive Compensation” in the Compensation Discussion and Analysis for a discussion of the timing of the Incentive Compensation Plan awards for 2008.

(2)	For Messrs. Awerkamp, McGrath and Cook, the threshold, target and maximum payout amounts are based on the percentage of the Executives’ base salaries they would have received if the Company had satisfied the trigger only (20%), the trigger plus one-half of the other key factors (60%), or the trigger and all key factors (100%) under the objective feature of the Incentive Compensation Plan for 2008. The base salaries of Messrs. Awerkamp, McGrath and Cook for 2008 were $325,000, $185,000 and $185,000, respectively. Listed payouts do not include any additional payments under the plan’s discretionary feature. In fact, there were no payments under either the objective or discretionary features of the plan for 2008.
          Narrative to Grants of Plan-Based Awards Table. The table sets forth estimated possible payments under the objective feature of the Company’s Incentive Compensation Plan, its only non-equity incentive plan. Specifically, the table shows the range of possible payments to Executives during 2008 depending upon their meeting certain criteria. However, no actual payments were made to the Executives for 2008 because the financial performance trigger and factors established by the Compensation Committee and Board under the plan for 2008 were not satisfied. For a more detailed discussion of the Incentive Compensation Plan in place for 2008 and the awards thereunder, please see the section entitled “Annual Incentive Compensation” under “Components of Compensation” in the Compensation Discussion and Analysis on page 17.
Pension Benefits
          The table below shows the actuarial present value of accumulated benefits under the individual salary continuation agreement held by Mr. Awerkamp as of December 31, 2008:

Payments
		Number of Years	Present Value of	During Last
		Credited Service	Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)
Ted T. Awerkamp	Salary Continuation Agreement	14	222,654	0

(1)	Represents the number of years that have transpired since the adoption of Mr. Awerkamp’s agreement in 1994; however, the benefits payable under the agreement are determined by reference to the age of Mr. Awerkamp at his retirement date and are not directly related to his number of years of service to the Company.

(2)	For purposes of calculating the present value of the accumulated benefits under Mr. Awerkamp’s salary continuation agreement as of December 31, 2008, the Company engaged Clark Consulting, Inc. (“Clark”). According to Clark, the dollar amount above was determined in accordance with standard actuarial assumptions and utilizing methods prescribed by the Financial Accounting Standards Board. In calculating the dollar amount for Mr. Awerkamp, the Company assumed monthly payments of $5,741.66 commencing September 1, 2022, the date Mr. Awerkamp would be able to retire at age 65, the normal retirement age under the agreement, and continuing for a period of time as determined using the 1994 Group Annuity Reserving Table. Clark applied a discount rate of 6.25%.
          Narrative to Pension Benefits Table. Retirement benefits for executives consist of participation in the Company’s Profit-Sharing Plan and Trust, a tax-qualified retirement plan which covers all eligible employees, and supplemental retirement benefits under salary continuation agreements awarded to certain executives (currently, Mr. Awerkamp is the only executive with a salary continuation agreement). The Executives’ participation in the Profit-Sharing Plan and Trust is discussed above in the narrative to the Summary Compensation Table.
          In 1994 the Company’s Board of Directors consulted with Bank Compensation Strategies Group (now Clark Consulting) regarding a supplemental executive retirement program (“SERP”) for top management to supplement existing retirement programs and provide incentive to remain with the Company. The consultants provided the Company with data from Wyatt Data Services and Hay/Huggins Benefit Report regarding the use of some type of SERP or other nonqualified retirement plan in organizations in the financial, industrial and service sectors. The Wyatt data had a significant representation of financial institutions. The data indicated that approximately 50% of the reporting financial institutions had some form of nonqualified retirement plan for chief executive officers, top management and senior management. The amount of the SERP benefit for those reporting organizations was usually a percent of final salary with the average being approximately 53% of final salary for the financial sector.
          Consequently in 1994, upon the consultant’s recommendation, the Company entered into a salary continuation agreement with Mr. Awerkamp (and with Dan S. Dugan, former CEO and President of the Company who retired in 2007) to establish SERP benefits. Under his agreement, Mr. Awerkamp is entitled to receive, following his retirement, certain amounts in addition to the payments receivable by him under the Company’s qualified retirement plan, the Profit-Sharing Plan. The amount of the supplemental payment under the agreement depends on when he retires, when his agreement payments commence, and certain other factors.
          As originally contemplated in 1994, the target benefit was 75% of final salary (using the 1994 salary amount and increasing annually at the rate of 5% to age 65) but including projected benefits the participant would receive from social security and the Profit-Sharing Plan. Using that target, Mr. Awerkamp’s SERP benefit was projected at 21% of final salary, although taking into consideration projected social security and profit-sharing plan benefits, he had a combined benefit of 75%. In order to provide incentive to each to remain with the Company, the Board elected to defer vesting of the SERP benefit until age 55 years and provided for a lower benefit if the participant retired prior to age 65 years.
          The agreement was amended in April 2004 to clarify that no benefits would be payable if Mr. Awerkamp’s employment were terminated for cause, in December 2007 to comply with Section 409A of the Internal Revenue Code, and again on July 15, 2008 to clarify the calculation of benefits and to address certain additional termination scenarios described below.
          Under his salary continuation agreement, if Mr. Awerkamp retires at “normal retirement” age, that is, at age 65, he or his beneficiaries will be entitled to receive thereafter $68,900 per year, in monthly installments of $5,742, for the greater of (i) his remaining life, or (ii) 180 months (15 years). If Mr. Awerkamp retires at an “early retirement” age, that is, retires before age 65 but after age 60, he or his beneficiaries will be entitled to receive supplemental cash payments over the same period of time, but in amounts that are progressively smaller depending on how early in that time period he retires, down to a minimum cash amount of $48,632 per year, or $4,053 per monthly installment, if he elects early retirement at age 60. However, if Mr. Awerkamp retires early but elects to defer commencement of his supplemental payments until his normal retirement age of 65, he will be able to receive the higher payments receivable by him upon normal retirement.
          If Mr. Awerkamp voluntarily terminates his employment before age 60 but after age 55, his employment is terminated prior to age 65 as the result of a disability, or his employment is terminated involuntarily (regardless of his age) for any reason other than death, disability or “for cause”, he will receive supplemental cash payments under his agreement in lesser amounts. He or his beneficiaries will receive the payments in monthly installments for 15 years (180 months).
          If Mr. Awerkamp’s employment terminates before age 55 under any circumstances other than those outlined above, he receives nothing under his salary continuation agreement, except in the case of termination of his employment under certain circumstances following a change in control. The payments due Mr. Awerkamp following a change in control are discussed below in footnote (d) to the Post-Termination of Employment Benefits Table.
          In the event Mr. Awerkamp is terminated “for cause,” he receives no payments or benefits under his salary continuation agreement, regardless of his age. The agreement also provides that, if Mr. Awerkamp dies while in the service of the Company before payments are due him under the agreement, the Company will pay his beneficiaries certain survivor’s benefits for 15 years.
          Mr. Awerkamp is receiving no payments under the agreement at this time, so there are no benefits reportable by him for income tax purposes and no corresponding deductions for the Company. For a further discussion of these payments, see the section entitled “Potential Payments to Executives Upon Termination or Change in Control” on page 30.
Post-Termination of Employment Benefits Table
          The table below shows the estimated payouts to each of the named Executives in connection with termination of their employment under special circumstances, including disability, death, termination other than for cause, and termination in connection with a change in control. For the purposes of this table we are assuming that the individual was terminated on December 31, 2008. Furthermore, for purposes of the benefits determined by reference to the Executives’ base salaries and annual incentive compensation, we used the Executives’ actual base salaries in 2008 and annual incentive compensation payments for 2008 (which were $0 for all Executives). The timing and other terms of these payments, the payments receivable by the Executives upon the voluntary termination of their employment or termination for cause, and the applicability of restrictive covenants after termination of the Executives’ employment are discussed below under the sections entitled “Employment and Other Compensatory Agreements with Executives” beginning immediately below this table and “Potential Payments To Executives Upon Termination or Change In Control” beginning on page 30.

				Termination
			Termination by Company	After a Change
	Disability	Death	Other than for Cause	in Control
Name	(a)($)	(b)($)	(c)($)	(d)($)
Ted T. Awerkamp	195,000	1,033,499	704,167	1,035,154
Michael P. McGrath	111,000	0	215,833	370,000
Daniel J. Cook	111,000	0	215,833	370,000

(a)	Represents potential payments to Executives under their employment agreements.

(b)	Represents total potential value of payments to the beneficiaries of Mr. Awerkamp under his salary continuation agreement.

(c)	Represents potential payments to Executives under their employment agreements, each of which provides that the Executive would receive his base salary for the remaining term of his agreement and the annual incentive compensation payment for the last calendar year preceding the termination that he would have received had he remained employed. At December 31, 2008, the remaining term for Mr. Awerkamp was two years and two months and for Messrs. McGrath and Cook was one year and two months. The base salaries and annual incentive compensation payments for 2008 are disclosed in the Summary Compensation Table above.

(d)	Represents potential payments to Executives under their employment agreements and, for Mr. Awerkamp, an additional $222,654 in total potential payments under his salary continuation agreement. Each employment agreement provides that the Executive would receive a multiple (2.5 times for Mr. Awerkamp and 2 times for Messrs. McGrath and Cook) of his current annual base salary plus the incentive compensation payment for the last calendar year preceding the termination and change in control. The payments under the employment agreement may be reduced in connection with the application of IRC 280G as discussed below. The base salaries and annual incentive compensation payments for 2008 are disclosed in the Summary Compensation Table above. For further information regarding the salary continuation agreements, see the section entitled “Pension Benefits”.
EMPLOYMENT AND OTHER COMPENSATORY AGREEMENTS WITH EXECUTIVES
          We have in place two types of individual compensatory agreements with our Executives: First, we have employment agreements with each of our Executives (Messrs. Awerkamp, McGrath and Cook), which we entered into as of January 1, 2008. Second, we have a supplemental retirement benefit agreement (so-called “salary continuation agreement”) with Mr. Awerkamp, which we entered into in 1994 and have amended several times since then. The employment agreements are described in the immediately following section of this proxy statement, “Employment Agreements.” The salary continuation agreement with Mr. Awerkamp is described above under the heading “Pension Benefits.”
Employment Agreements
          After a series of discussions with our compensation consultants and a review of peer group practices, our Board of Directors, upon the recommendation of our Compensation Committee, approved in early 2007 our entering into employment agreements with each of our Executives, Messrs. Awerkamp, McGrath and Cook. Those agreements, which became effective March 1, 2007, were amended and restated in their entirety as of January 1, 2008, to comply with Section 409A of the Internal Revenue Code, which sets forth certain requirements for arrangements involving deferred compensation. The agreements were further amended as of July 15, 2008, to change the maximum percentage of each Executive’s base salary that the Executive is entitled to receive if all specified financial performance targets under the Incentive Compensation Plan are met for the year.
          The employment agreements are intended to further the stability and effectiveness of our management team, while providing the Executives with substantial incentives to continue to achieve financial success at the Company level and thereby build shareholder value. For further discussion of the Company’s compensation philosophy and the decision to award employment agreements to the top Executives, see the Compensation Discussion and Analysis above.
          The agreements for the three Executives are similar in structure and effect. As restated on January 1, 2008, the agreement for Mr. Awerkamp was to continue through February 28, 2010, and the agreements for Messrs. McGrath and Cook were to continue through February 28, 2009, in each case renewable by the Board of Directors as of February of each year of the term for an additional year. In both February 2008 and 2009, upon the recommendation of the Compensation Committee, the Board of Directors approved the extension of the term of each agreement for an additional year, so that the agreement for Mr. Awerkamp is now for a term of three years (ending February 28, 2012) and the agreements for Messrs. McGrath and Cook are for terms of two years (ending February 28, 2011).
          Under the agreements, the Executive is guaranteed an annual base salary, as the same may be adjusted upward (but not downward) from time to time, and certain job-related benefits that are typically covered by such agreements, including specified life and health insurance coverage. In addition, Mr. Awerkamp is entitled to the use of a Company automobile and limited perquisites such as club fees, and Mr. Cook is entitled to receive club fees. Each agreement also provides that the Executive will be entitled to participate in the objective feature of the Company’s Incentive Compensation Plan, that is, the Executive will be eligible to receive an award under that feature for each year if the specified financial performance target or targets applicable to the Executive for that year are met. The agreements also specify the maximum amount of the payment thus receivable by the particular Executive in any year, as a percentage of such Executive’s base salary. Specifically, the maximum payment for Mr. Awerkamp in any year is 70% of his base salary and the maximum payment for each of Messrs. McGrath and Cook for any year is 40% of his base salary. Such percentages were selected by the Board and Committee based on their review of incentive compensation arrangements for executives at similarly situated bank holding companies, including the mix of compensation components, and after consultation with Frederic W. Cook & Co., the Company’s compensation consultant. The consultant confirmed the payment terms under the objective feature, including the percentages, were within a reasonable range for similar plans among comparison bank holding companies, again taking into consideration the current mix of compensation components. The base salaries currently receivable by the Executives under the agreements are $325,000 for Mr. Awerkamp, $185,000 for Mr. McGrath and $185,000 for Mr. Cook. No changes were made in the base salaries for 2009.
          The agreements also call for special payments to be made to the Executives if they are disabled, if their employment with the Company is terminated without cause, or if their employment is terminated following a change in control of the Company, as that term is defined in the agreements. For a further discussion of these special payment provisions, see the discussion below under the heading, “Potential Payments to Executives Upon Termination or Change in Control.” The agreements also contain non-competition covenants that may be triggered upon certain terminations of the Executive’s employment and, if so, apply for two years thereafter; however, in the case of Mr. McGrath and Mr. Cook, the non-competition period would be one year if the Company terminated his employment without cause. In cases where these covenants apply, the executives are generally precluded from being employed by or affiliated with any bank or other insured depository institution, or other entity engaged in commercial, agricultural or consumer lending or the sale of any services or products provided by the Company, if that institution or entity is located within fifty (50) miles of the corporate city limits of Quincy, Illinois, or within five (5) miles of the main or branch facility of any of the subsidiaries of the Company.
POTENTIAL PAYMENTS TO EXECUTIVES UPON TERMINATION OR CHANGE IN CONTROL
Employment Agreements for Executives
          As discussed in the immediately preceding section of this proxy statement under the heading “Employment Agreements,” each of the Company’s three Executives has an employment agreement with the Company, under which, among other things, the Executive is entitled to receive a special cash payment if his employment with us is terminated under non-standard circumstances, such as following a change in control of the Company. These agreements became effective on January 1, 2008.
          The information required to be set forth in this section of the proxy statement, regarding special benefits that may be payable to Executives upon termination of their employment under various circumstances, assumes for purposes of presentation and analysis that the Executives’ employment should be deemed to have terminated, hypothetically, as of the last day of the preceding fiscal year, in this case, as of December 31, 2008.
Voluntary Termination or Early Retirement
          Under the employment agreements, an Executive may terminate his employment during the term of the agreement, upon 6 months written notice to the Company, but absent some special circumstance, such as a preceding change in control of the Company, the Executive will not be entitled to any special payments or benefits under the agreement. The Executive would be required under the agreement to continue to perform his duties for the six-month period and would be entitled to continuing compensation during that period, but would not be entitled to any further payments after the date of termination. However, if the Company fails to renew the term of the Executive’s employment agreement for an additional year as of February of any year of the term, then the Executive may terminate the agreement without cause upon sixty (60) days’ written notice, in which case the Executive would only be obligated to perform his duties for such sixty (60)-day period.
          Of course, if the Executive terminates his employment voluntarily, the Executive would also be entitled to receive the vested portion of his account under the Company’s tax-qualified retirement plan (the Profit-Sharing Plan and Trust).
          In addition, if the Executive also has a salary continuation agreement with the Company, as Mr. Awerkamp has, he may be entitled to receive cash payments under that agreement following a voluntary termination of employment if such termination constitutes early retirement under the agreement, supplementing his payments under the retirement plan, and he may be able to receive cash payments under his agreement even if his voluntary termination of employment occurs before the earliest date of early retirement for him under the retirement plan, if he meets the conditions in the agreement for such very early retirement payments. In all cases, if the Executive is entitled to receive cash payments under his salary continuation agreement upon voluntary retirement, the amount of the payments will depend on how old the Executive is when he voluntarily retires and whether he elects to receive his payments under the agreement immediately or chooses to wait until a later date to commence receipt thereof. Because Mr. Awerkamp’s salary continuation agreement does not provide for any payments if he voluntarily terminates his employment before he turns 55, and because he was not yet 55 on December 31, 2008, he would not have been entitled to any cash payments under his agreement if he had voluntarily terminated his employment at the end of last year.
Termination for Cause
          Under the employment agreements, if the Company terminates an Executive for cause (as defined in the agreement), he is entitled to receive payment of his base salary only through the end of the month the termination becomes effective. This limited right to post-termination payment of salary is driven solely by the demands of payroll processing and is for the convenience of the Company, not the Executive. Of course, an Executive terminated for cause on December 31, 2008, the last day of the month, would not have received any benefit from this provision anyway.
          Although an Executive terminated for cause may retain the legal right to receive certain amounts due him upon termination, such an Executive would not receive any enhanced rights or benefits to retirement payments under the Company’s qualified plan. The Executive’s eligibility to receive subsequent plan payments under such circumstances would be determined in a manner consistent for all employees participating in the plan who may be terminated under such circumstances.
Death or Disability
          The Executives’ employment agreements may provide for enhanced payments if the Executive becomes disabled during the term of his agreement, depending on the dollar amount of the insurance payments he receives during his disability. Specifically, under the agreements if the Executive’s employment is suspended due to disability and the disability insurance payments made to him (annualized) are less than 60% of the sum of (i) the Executive’s annual base salary at the time his disability commences, plus (ii) the amount of the payment, if any, received by the Executive under the Incentive Compensation Plan for the year ended immediately prior to the year he becomes disabled, he is entitled to receive payments equal to the difference for so long as he is eligible to receive disability income payments. If any Executive’s employment had been suspended due to disability on December 31, 2008, it is unlikely that the Executive would have been entitled to receive any “makeup payments” under the employment agreement with respect to his base salary, due to the disability coverage presently held by the Company’s Executives. However, the Executive would have become entitled to receive from the Company under the employment agreement an amount equal to 60% of his incentive compensation award for the immediately preceding year, which payment is not included in the Company’s disability coverage.
          The employment agreements provide that, upon death of an Executive, the Company would be obligated to pay the Executive’s compensation through the end of the month during which the Executive dies. In addition, under the salary continuation agreement with Mr. Awerkamp, if he were terminated due to death on December 31, 2008, his beneficiaries would be entitled to payments under the agreement. Specifically, had Mr. Awerkamp died on December 31, 2008 while in service to the Company, his beneficiaries would have been entitled to receive one hundred eighty (180) equal monthly installments of $5,742.
          No Executive would have been entitled to receive any other special benefits or payments upon termination of his employment due to death or disability at the end of last year under any other special agreements or arrangements provided by the Company, other than the payments described above and other than such benefits and payments that might have been received by him or his heirs or beneficiaries under the Company’s group disability or life insurance plan or the Company’s tax-qualified retirement plan (the Profit-Sharing Plan), if applicable, which benefits or payments, if received, would have been determined in a manner consistent with that applied for all employees of the Company experiencing termination of employment under similar circumstances.
Termination Other than for Cause
          Under the employment agreements, if an Executive is terminated without cause during the term of the agreement, he is entitled to receive an amount equal to his base annual salary for the remainder of the term of the agreement (but for not less than two years for Mr. Awerkamp and one year for Messrs. McGrath and Cook), all other benefits due him under the agreement for the remaining term of the agreement, plus an amount equal to his award under the Incentive Compensation Plan for the last full calendar year preceding the date of termination of his employment, with no duty on his part to mitigate the cost thereof to the Company by seeking other employment, provided, however, the Executive thus terminated has no right to receive an award under the Incentive Compensation Plan for any years after the year in which his termination occurs. Had any Executive been terminated without cause on December 31, 2008, the Executive would have received the remaining payments of his base salary plus all other benefits due him during the term of the agreement (two years and two months more for Mr. Awerkamp and one year and two months more for Messrs. McGrath and Cook), plus his annual incentive compensation award for 2008 ($0 for each Executive). The severance amount would be payable to the Executive in twenty-four equal monthly installments following termination; provided, however, if the severance amount would exceed the safe harbor amount under Section 409A of the Internal Revenue Code, such excess portion would be paid in a lump sum to the Executive. If the termination without cause of the Executive followed a change in control of the Company, the consequences to him under the employment agreement would be different, as discussed in the ensuing section, “Termination After a Change in Control.”
          There are no other plans or agreements under which any of the Executives would be entitled to receive any special benefits or payments upon termination without cause. We have a policy under which our employees generally are entitled to receive severance benefits in the event of termination of their employment other than for cause under certain circumstances; however, the Executives’ employment agreements provide that the Executives are not eligible to receive severance benefits under the policy.
          The termination for cause of an Executive would not result in his receipt of enhanced retirement benefits under our qualified retirement plan (the Profit-Sharing Plan) beyond those normally receivable by him, determined in a manner consistent with the determination of plan benefits for all employees of the Company.
Termination after a Change in Control
          The employment agreements provide our executives with financial protection and security should there be a “change in control” of the Company and thereafter they are either terminated or effectively forced out. Specifically, if a change in control (as defined in the agreement) occurs and, within the remaining term of the agreement, the Executive either (i) is terminated by the Company without cause or (ii) resigns because he has (a) been demoted; (b) had his compensation reduced; (c) had his principal place of employment transferred away from the City of Quincy, Illinois; or (d) had his job title, status or responsibility materially reduced, the Executive will be entitled to receive from the Company a lump sum cash payment equal to 2.5 (for Mr. Awerkamp) or 2.0 (for Messrs. McGrath and Cook) multiplied by the sum of (x) the Executive’s annual base salary at the time of the change in control/the termination of his employment, plus (y) the amount of the payment, if any, received by him under the Incentive Compensation Plan for the fiscal year immediately preceding the year in which his employment terminates. The Executive would also be entitled to continue to receive the other benefits due to him under his employment agreement for two years for Mr. Awerkamp and one year for Messrs. McGrath and Cook, after the date of termination, other than the right to participate in the Incentive Compensation Plan in the year following the year of termination. Had the employment of any Executive terminated on December 31, 2008 following a change in control, the Executive would have been entitled to receive a lump sum cash payment equal to 2.5 (for Mr. Awerkamp) or 2.0 (for Messrs. McGrath and Cook) multiplied by his annual salary for 2008 (there were no incentive payments for 2008), as well as continuing benefits such as health insurance for two years for Mr. Awerkamp and one year for Messrs. McGrath and Cook.
          Under Mr. Awerkamp’s salary continuation agreement, if Mr. Awerkamp were terminated prior to reaching age 60 for reasons other than death, disability, or for cause, but after a change in control, and in connection with the change in control Mr. Awerkamp’s title, duties, responsibilities, or base salary is significantly lessened or his situs of employment is changed, without his consent, then the Company is required to make certain payments to Mr. Awerkamp based upon schedules in his agreement.
          The payment under Mr. Awerkamp’s employment agreement arising from his death would be reduced under certain circumstances related to payments under his salary continuation agreement. His employment agreement provides that if the present value of payments due Mr. Awerkamp on account of a change in control under the employment agreement, plus the present value of payments due to him under his salary continuation agreement relating to a change in control, exceed three times the “base amount” determined under Internal Revenue

Code Section 280G, then the payment under this employment agreement will be reduced by an amount that would be equal to three times his base amount less one dollar. This provision is intended to preserve the tax deductibility to the Company of payments to Mr. Awerkamp in connection with a change in control, which might otherwise be nondeductible under IRC Section 280G under these circumstances. The “base amount” is defined as the person’s annualized includible compensation for the most recent five taxable years ending before the date on which the change in control occurs.
          There are no other agreements or plans under which any of the Executives would be entitled to receive special payments or benefits upon termination of their employment following a change in control. Such a termination would not result in any Executive receiving enhanced benefits under our qualified retirement plan (our Profit-Sharing Plan) beyond the plan benefits otherwise receivable by him upon retirement or early retirement, determined in a manner consistent with the determination of benefits under the plan for all participating employees of the Company.
OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS
          The following tables set forth certain information as of April 10, 2009 regarding the beneficial ownership of the Company’s common stock by (i) each person, including groups of persons acting in concert, known to the Board of Directors to own beneficially 5% or more of such class of common stock, (ii) each director of the Company, (iii) by each executive officer named in the Summary Compensation Table under “Executive Compensation” and (iv) all directors and officers of the Company as a group. Generally, all the information set forth below with respect to the stockholdings of the listed beneficial owners was obtained from such owners, directly or indirectly from reports filed by them with the SEC.
Principal Owners
          Persons (including groups acting in concert) who beneficially own in excess of five percent (5%) of the Company’s common stock are required to file with the SEC certain reports regarding ownership and changes in ownership of such stock pursuant to the 1934 Act. The following table identifies, as of April 10, 2009, all persons (including groups acting in concert) who are known or presumed by the Board and management to be the beneficial owners of more than five percent (5%) of our common stock, based among other things on reports filed by such persons with the SEC.

	Amount and Nature of		Percent of Shares of
	Beneficial		Common
Name and Address of Beneficial Owner	Ownership (1)		Stock Outstanding

Mercantile Bank 200 North 33rd Street Quincy, Illinois 62301	558,172	(2)	6.4%

R. Dean Phillips and others reporting as a group 524 North 30th Street R. Dean Phillips Town & Country Bank Quincy, Illinois 62301	3,350,938	(3)	38.5%

Dennis M. Prock 8010 Estero Boulevard Fort Myers Beach, Florida 33931	562,261	(4)	6.5%

(1)	With respect to the beneficial owners who are natural persons, the figures include shares of common stock held directly by them as well as by spouses or minor children, in trust and by other means of indirect ownership, provided the individual effectively exercises sole or shared voting and/or investment power over the shares.

(2)	All shares are held in nominee name for Mercantile Bank by Northern Trust Company. All such shares are held directly or indirectly by Mercantile Bank for the benefit of trust, estate and agency clients, except for 177,744 shares that are held for the benefit of the participants of the Company’s Profit-Sharing Plan (the “Plan”). In its administration of the accounts of all such trust, estate and agency clients (the “Accounts”) and its administration of the Plan, Mercantile Bank has voting and/or investment power over all securities held in such Accounts or the Plan, including shares of our stock, in accordance with the powers specified in the governing instrument of the estate, trust or agency or the Plan document. Mercantile Bank exercises sole voting power with respect to 319,036 shares, shared voting power with respect to 109,662 shares, sole investment power with respect to 99,554 shares, and shared investment power with respect to 159,767 shares. Mercantile Bank disclaims beneficial ownership of any shares over which it has neither voting nor investment power.

(3)	Number of shares beneficially owned derived from a report on Form 4 filed by Mr. Phillips with the Securities and Exchange Commission on March 9, 2009, and a Schedule 13D filed on February 13, 2009, by Mr. Phillips and certain other persons reporting as a group, such other persons being the trustees of various irrevocable unfunded life insurance trusts established by Betty Jo Phillips for the benefit of various family members and the trustees of various revocable trusts of Betty Jo Phillips for her benefit and the benefit of various family members. The individual trustees of the various trusts on February 13, 2009, were David E. Miller, Philip M. Burns, Paul J. Senty, James A. Senty, James R. Behrens, and Town and Country Bank of Quincy. The reporting persons reported, collectively, beneficial ownership of 3,350,938 shares of the Company’s common stock. Mr. Phillips reported sole voting and dispositive power with respect to 1,360,328 shares (15.6% of the Company’s outstanding shares). Mr. James Senty reported sole voting and dispositive power with respect to 900 shares and, as trustee of certain of the trusts, reported shared voting and dispositive power with respect to 311,016 shares. Mr. James Senty resigned as trustee of such trusts on April 9, 2009. As trustee of certain of the trusts, Mr. Miller reported shared voting and dispositive power with respect to 264,858 shares. As trustee of certain of the trusts, Mr. Burns reported shared voting and dispositive power with respect to 264,863 shares. As trustee of certain of the trusts, Mr. Paul Senty reported shared voting and dispositive power with respect to 373,222 shares. As trustee of certain of the trusts, Mr. Behrens reported shared voting and dispositive power with respect to 264,860 shares. As trustee of certain of the trusts, Town and Country Bank of Quincy reported shared voting and dispositive power with respect to 511,791 shares (5.9% of the Company’s outstanding shares). Except for stock owned directly by such persons, the reporting persons expressly disclaimed beneficial ownership of the stock reported on the Schedule 13D and expressly disclaimed that they have formed a group as contemplated by Section 13(d)(3) of the 1934 Act.

(4)	Number of shares beneficially owned derived from a report on Form 4 filed by Mr. Prock with the Securities and Exchange Commission on March 31, 2009. Mr. Prock is a director of the Company.

Management
          The following table sets forth, as of April 10, 2009, the number of shares of common stock beneficially owned by directors, nominees and executive officers of the Company.

	Amount and		Percent of Shares
	Nature of		of Common
	Beneficial		Stock
Name of Beneficial Owner	Ownership (1)		Outstanding

Directors, Nominees and Named Executive Officers

Julie A. Brink	222,145	(2)	2.6%
Michael J. Foster	9,750	(3)	*
Alexander J. House	0		*
William G. Keller, Jr.	84,216	(4)	*
Frank H. Musholt	14,850	(5)	*
Dennis M. Prock	562,261	(6)	6.5%
James Senty	900	(7)	*
Walter D. Stevenson III	68,553	(8)	*
James W. Tracy	1,500	(9)	*
Dan S. Dugan	28,913	(10)	*
Ted T. Awerkamp	15,000	(11)	*
Michael P. McGrath	2,550	(12)	*
Daniel J. Cook	1,012	(13)	*
All Executive Officers and Directors as a group (includes 10 individuals)	966,349	(14)	11.1%

(1)	Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise voting and/or investment power, as described in the corresponding footnotes.

(2)	Includes 2,400 shares of common stock held personally and 219,745 shares held by R.L. Brink Corp. and Thompson, Inc. of which Ms. Brink is a Director, Vice President and Secretary, over which she holds shared voting power but not investment power.

(3)	Includes 7,050 shares owned by Mr. Foster through an individual retirement account over which he has sole voting and investment power and 2,700 shares owned by Mr. Foster with his spouse over which he shares voting and investment power.

(4)	Includes 10,620 shares owned by Mr. Keller personally and 73,596 shares held by Mr. Keller as co-trustee of the Schmiedeskamp, Robertson, Neu & Mitchell LLP Profit-Sharing Plan, over which the trustees hold voting power but not investment power. The shares in this plan include 15,750 shares for which Mr. Keller is a beneficiary and thus holds investment power.

(5)	Mr. Musholt has sole voting and investment power over the shares.

(6)	Shares held by Mr. Prock through a grantor revocable trust and an individual retirement account, over both of which he has sole voting and investment power.

(7)	Mr. Senty has sole voting and investment power over 900 of the shares. This total does not include shares held by certain trusts of which Mr. Senty had been the trustee, as described in Note 3 to the table above under “Ownership of Common Stock by Management and Principal Stockholders – Principal Owners.” On April 9, 2009, he resigned as trustee of such trusts and no longer has any voting or investment power over the shares owned by the trusts.

(8)	Shares are held by Dr. Stevenson through a revocable trust and an individual retirement account, over both of which Dr. Stevenson exercises sole voting and investment power.

(9)	Shares are held by Mr. Tracy jointly with his spouse, with whom he shares voting and investment power.

(10)	Includes 13,050 shares owned by Mr. Dugan through an individual retirement account over which he has sole voting and investment power and 15,863 shares owned by his spouse over which he has no voting or investment power.

(11)	Includes 2,895 shares owned by Mr. Awerkamp through an individual retirement account over which he has sole voting and investment power and 12,105 shares owned jointly with his spouse over which he shares voting and investment power.

(12)	Shares are held by Mr. McGrath through an individual retirement account over which he has sole voting and investment power.

(13)	Shares are held by Mr. Cook through an individual retirement account over which he has sole voting and investment power.

(14)	Includes 177,744 shares owned by the Company’s Profit-Sharing Plan, for which Mercantile Bank serves as trustee. Through its trust department, Mercantile Bank exercises voting and investment power over the shares.

*	Less than one percent (1%) of the outstanding shares of common stock.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
Loans and Other Customer Relationships Between Company and Certain Related Parties
          Our executive officers, current directors, director nominees, beneficial owners of five percent or more of the Company’s outstanding shares, and their respective associates and controlled companies have been, and we anticipate they will continue to be, customers of our subsidiary banks in the ordinary course of business, which includes obtaining loans, maintaining deposit accounts and entering into trust and other fiduciary relationships with our subsidiaries. The most significant type of these traditional customer relationships are loans that our banks, principally Mercantile Bank, have extended from time to time to these persons and their associates. All of our insider loans outstanding at any point during 2008 (a) were extended consistent with similar practices in the banking industry generally, (b) were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the banks’ other customers, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features, and, as of December 31, 2008, no such loan was past due more than 90 days, on nonaccrual status, a restructured loan under FAS 15, or a potential problem loan.

Other Business Relationships with Certain Related Parties
          In addition, from time to time the Company and its subsidiaries enter into other business transactions or business or professional relationships with executive officers, current directors, director nominees, and beneficial owners of five percent or more of the Company’s outstanding shares (including their respective associates and controlled companies). During 2008, the Company had no such transaction or relationship with any of the executive officers, current directors, director nominees, or beneficial owners of five percent or more of the Company’s outstanding shares or their respective affiliates where the dollar amount in question exceeded $120,000, except for (i) the borrowing relationship described below with Great River Bancshares, Inc. (“Great River”), which is owned by R. Dean Phillips, a beneficial owner of more than five percent of the Company’s outstanding shares, and (ii) the professional relationship with the Quincy, Illinois law firm of Schmiedeskamp, Robertson, Neu & Mitchell LLP, of which Director Keller is a senior partner. During 2008, the Company and its subsidiaries paid aggregate fees of $367,621 to the Schmiedeskamp firm, which has provided legal services to the Company for several years. This amount includes a $170,000 annual retainer paid to the firm, which was offset against fees for services rendered during the year.
          On December 23, 2008, Great River purchased three loans that U.S. Bank National Association had made to the Company (the “U.S. Bank Loans”) for an aggregate purchase price of $22,160,700.56, which was the total outstanding principal and accrued interest of the U.S. Bank Loans as of such date. One loan totaling approximately $15 million in principal with an interest rate of 6.09% at acquisition has a final maturity of November 2009. The other two loans totaling approximately $7 million in principal are due in August 2010 and had original interest rates between 6.13% and 6.27% at acquisition. The terms and conditions of the U.S. Bank Loans were unchanged, as assigned. However, in connection with a waiver obtained from Great River (discussed below), the Company agreed to increase the interest rates on the three loans to 7.5%. As part of the purchase of the loans, Great River obtained an interest in all of the collateral securing the U.S. Bank Loans, including an interest in all stock of Mercantile Bank, the Royal Palm Bank of Florida and HNB National Bank owned by the Company. The amounts of principal and interest paid by the Company to Great River with respect to the U.S. Bank Loans for the period beginning with the assignment in December 2008 and ending March 31, 2009, were $0 and $230,841, respectively. As of March 31, 2009, the outstanding principal of the U.S. Bank Loans was $22,160,700.56.
          In addition, Great River loaned the Company $7,552,000 on December 31, 2008 pursuant to a Secured Demand Note to enable the Company to provide capital to its subsidiary banks. The Secured Demand Note accrues interest at 7.5%, which interest is payable monthly beginning on February 1, 2009. The Note, like the U.S. Bank Loans acquired by Great River, is secured by all of the capital stock of Mercantile Bank and is also secured by all of the capital stock of Brown County State Bank, Marine Bank & Trust, Royal Palm Bancorp, Inc., HNB Financial Services, Inc. and Mid-America Bancorp, Inc. owned by the Company. The amounts of principal and interest paid by the Company to Great River with respect to the Secured Demand Note from its making through March 31, 2009, were $0 and $143,173, respectively. As of March 31, 2009, the outstanding principal of the loan was $7,552,000.
          On February 5, 2009, Great River loaned the Company an additional $4,000,000 pursuant to a second Secured Demand Note to enable the Company to purchase a promissory note executed by one of its subsidiaries. This second Secured Demand Note accrues interest at 7.5%, which interest is payable monthly beginning on March 1, 2009 and is secured by all of the Company’s rights in the promissory note and related documentation and all of the stock of Heartland Bank in addition to the stock of the Company’s other subsidiaries. The amounts of principal and interest paid by the Company to Great River with respect to the Secured Demand Note from its making through March 31, 2009, were $0 and $45,833, respectively. As of March 31, 2009, the outstanding principal of the loan was $4,000,000.
          The agreements for the above-described loans and notes payable have various covenants including ratios relating to the Company’s capital, allowance for loan losses, return on assets, non-performing assets and debt service coverage. In late 2008 and early 2009, the Company was in noncompliance with the non-performing assets covenant and fixed charge coverage ratio covenant. The Company was also in noncompliance with other covenants due to an unapproved debt agreement incurred by the Company’s subsidiary Mid-America Bancorp, Inc., as well as the issuance by bank regulatory authorities of regulatory enforcement actions concerning the Company and certain subsidiary banks. As of March 13, 2009, the Company received a waiver from Great River, in which Great River waived the existing loan covenant violations and other noncompliances and modified the covenants from January 1, 2009 through September 30, 2009. In addition, pursuant to the waiver, the parties agreed to increase the interest rate on the US Bank Loans to 7.5%, as discussed above. Among other earlier termination events, the waiver will terminate if Great River and the Company have not executed an amendment to, and restatement of, the current loan agreements between the Company and Great River by April 30, 2009.
          The Company and Great River also have an agreement in principle that the Company and Great River will enter into an amendment to the Company’s loan documents with Great River that will obligate the Company to take all action necessary to appoint R. Dean Phillips or his nominee to the Company’s Board of Directors. The parties anticipate this amendment to the loan documents will be executed by the parties in the near future.
Arrangements with Retiring Director and Former CEO Dugan
          Dan S. Dugan, long-time President and CEO of the Company and Mercantile Bank, retired from management effective February 28, 2007, and was succeeded as CEO by Ted T. Awerkamp. Mr. Dugan continued to serve as Chairman of the Board of Directors of the Company, as well as director of several of the Company’s other majority-owned banks and bank holding companies. However, he will retire as Chairman and as a director of the Company at the upcoming annual meeting, although it is expected that he will continue to serve thereafter for a period of time as an advisory director for the Company and as a director of one or more of the Company’s subsidiaries. Since January 1, 2007, Mr. Dugan has not received directors’ fees from the Company or any of its majority-owned banks or its bank holding companies to the extent that he served as a director of any such bank or bank holding company.
          Consulting Agreement. Immediately following his retirement as CEO, Mr. Dugan commenced serving as a consultant to the Company, under a year-to-year arrangement which was formalized in a written agreement between the Company and Mr. Dugan dated March 2, 2007. The agreement was amended and restated in its entirety as of January 15, 2008, for a new one-year term beginning March 1, 2008, and again as of January 20, 2009, for a new one-year term beginning March 1, 2009. Under the current consulting agreement, Mr. Dugan provides management and the Board of Directors with such advice and assistance on such corporate projects and issues as they may request from time to time, with the understanding that the time and effort to be expended by Mr. Dugan in such capacity, while significant, will not exceed on an annualized basis the time and effort expected of a part-time employee (i.e., will not involve a commitment of time exceeding 50% of the commitment required of a full-time employee). For his consulting services, Mr. Dugan is paid under the agreement a base annual fee (which is $63,300 for 2009, down from $75,000 in 2008), subject to adjustment if services rendered are significantly greater than services expected to be rendered. Mr. Dugan is entitled under his consulting agreement to support staff and assistance and reimbursement for reasonable expenses incurred, both as required in the performance of his duties, and the payment of or reimbursement for the cost of a country club social membership.
          Salary Continuation Agreement. In addition, Mr. Dugan’s retirement in 2007 triggered the obligation of the Company to make supplemental retirement payments to him under a salary continuation agreement entered into between Mr. Dugan and the Company in 1994. Pursuant to his agreement, Mr. Dugan or his beneficiaries are entitled to receive the sum of $171,500 per year, payable in monthly installments of $14,292 each, commencing on March 1, 2007 and continuing for the greater of (i) Mr. Dugan’s life, or (ii) 180 months (15 years). Each payment is reportable by Mr. Dugan as ordinary income in the year of receipt, and the Company takes a corresponding income tax deduction for the expenditure.
Policy and Procedures on Related Party Transactions
          The Company has adopted a related person transaction policy applicable to certain transactions between the Company or its subsidiaries and any executive officer or director of the Company, including their immediate family members and their controlled companies and business entities. Under the policy, any such related party transaction, as further defined in Item 404 of Regulation S-K of the SEC rules, will be evaluated and approved or disapproved by the Company’s Audit Committee or, if it is unable to act, by a majority of the disinterested directors of the Company. These transactions are also subject to and governed by the Company’s Code of Ethics and Standards of Conduct, which together with the policy are available on the Company’s website at www.mercbanx.com. The Nominating/Corporate Governance Committee will also be apprised of any related party transactions and consider that information in determining director independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the 1934 Act requires our Company’s directors and executive officers, and persons who own more than 10% of any class of equity securities of our Company registered pursuant to Section 12 of the Exchange Act, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in such securities and other equity securities of our Company. Securities and Exchange Commission regulations require directors, executive officers and greater than 10% stockholders to furnish our Company with copies of all Section 16(a) reports they file.
          Based solely on our review of these reports, or written statements from these persons that they were not required to file any reports in 2008, we believe that all of our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) reporting requirements in 2008 and timely filed all reports.
OTHER BUSINESS AT THE MEETING
          The Board of Directors is not aware of, and does not intend to present, any matter for action at the annual meeting other than those referred to in this proxy statement. If, however, any other matter properly comes before the annual meeting or any adjournment, the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment, unless authority to vote on other matters has been withheld.
ANNUAL REPORT
          Our Company’s Annual Report to Stockholders, containing consolidated financial statements for the year ended December 31, 2008, is being mailed with this proxy statement to all stockholders entitled to vote at the annual meeting. Such Annual Report is not to be regarded as proxy solicitation material.
          A COPY OF OUR COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, AS FILED WITH THE SEC, EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF RECORD AS OF APRIL 13, 2009, UPON WRITTEN REQUEST TO CORPORATE SECRETARY, MERCANTILE BANCORP, INC., 200 NORTH 33RD STREET, QUINCY, ILLINOIS 62301. Our Company will provide a copy of any exhibit(s) to the Form 10-K report to any such person upon receipt of a specific written request from such person for such exhibit(s) together with payment of our reasonable expenses in furnishing such exhibit(s). You may read and download our Form 10-K, including exhibits, as well as our other SEC filings, over the internet from several commercial document retrieval services as well as at the SEC’s internet website (www.sec.gov), which site may be accessed through the Company’s internet website under “Investor Relations” section at www.mercbanx.com.

HOUSEHOLDING OF PROXY MATERIALS
          The SEC has adopted rules that permit companies and intermediaries (including brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
          This year, a number of brokers with account holders who are stockholders of our Company will be householding our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Corporate Secretary, Mercantile Bancorp, Inc., 200 North 33rd Street, Quincy, Illinois 62301, or (3) contact the Corporate Secretary at (217) 223-7300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

By Order of the Board of Directors

Ted T. Awerkamp President and Chief Executive Officer

April 17, 2009
Quincy, Illinois

200 North 33rd Street, P O Box 3455
Quincy, IL 62305-3455
ANNUAL MEETING
MAY 18, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Phone.
See the reverse side of this sheet for instructions.

IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:
Illinois Stock Transfer Co., 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606
Please complete, date, sign and mail the detached proxy card in the enclosed postage-prepaid envelope.
DETACH PROXY CARD HERE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

Signature

Signature

Date	, 2009

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

If you personally plan to attend the Annual Meeting of Stockholders please check the box below. For address changes/comments please check the box below and write on the back of this stub.
Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend the 2009 Annual Meeting.	☐	Address changes/ comments	☐

TO VOTE BY MAIL
To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY INTERNET
Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:
1.	Read the accompanying Proxy Statement.

2.
Visit our Internet voting site at www.illinoisstocktransfer.com, click on the “Internet Voting” tab and enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is printed on the front of this proxy card.

Please note that all votes cast by Internet must be completed and submitted prior to Saturday, May 16, 2009 at 11:59 p.m. Central Time.
Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.
If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE
  Your telephone vote is quick, confidential and immediate. Just follow these easy steps:
1.	Read the accompanying Proxy Statement.

2.	Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.

3.	When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.

4.	You will also be asked to enter the last four digits of your Tax Identification Number that is associated with the account you are voting.
Please note that all votes cast by telephone must be completed and submitted prior to Saturday, May 16, 2009 at 11:59 p.m. Central Time.
Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

T

ADDRESS CHANGES/COMMENTS

PROXY — Mercantile Bancorp, Inc.
Annual Meeting of Stockholders, May 18, 2009

The stockholder(s) hereby appoint(s) F.R. McFarland and Daniel J. Cook, and each of them, with full power to act alone and each with the power to appoint his substitute, as the true and lawful attorneys-in-fact and proxies, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Mercantile Bancorp, Inc., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at the MERCANTILE BANK, 200 NORTH 33rd STREET, QUINCY, IL on MONDAY, MAY 18, 2009, AT 2:00 P.M., for the purposes noted below, and any adjournment or postponement thereof, with all the powers the stockholder(s) would possess if personally present.
The Board of Directors recommends that you vote FOR proposals 1 and 2.
Election of Directors
1.	To elect a Board of eight (8) directors to serve for the ensuing year.

	FOR	WITHHOLD		FOR	WITHHOLD
01 Ted T. Awerkamp	☐	☐	05 William G. Keller, Jr.	☐	☐
02 Julie A. Brink	☐	☐	06 Dennis M. Prock	☐	☐
03 Michael J. Foster	☐	☐	07 James Senty	☐	☐
04 Alexander J. House	☐	☐	08 James W. Tracy	☐	☐
Vote on Proposals
2.	To consider and act upon ratification of the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2009; and

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	To transact such other business as may properly come before the meeting.